                                                                   Exhibit 10.12


                        GRANITE CONSTRUCTION INCORPORATED

               PURCHASE OF 102,850 SHARES OF CLASS A COMMON STOCK
                              OF TIC HOLDINGS, INC.






                       ----------------------------------

                                DECEMBER 30, 1996

                        Granite Construction Incorporated

    Purchase of 102,850 Shares of Class A Common Stock of TIC Holdings, Inc.

                                 Document Index


Stock Purchase Agreement between                                            1
Granite Construction Incorporated (the
"Company") and TIC Holdings, Inc.
("TIC") dated December 23, 1996

Cooperation and Rights Agreement                                            2
between the Company, TIC, and various
shareholders of TIC dated December 23,
1996

Officer's Certificate from TIC dated                                        3
December 30, 1996

Legal Opinion from Gray, Cary, Ware &                                       4
Freidenrich to TIC dated
December 30, 1996

Compliance Certificate from the                                             5
Company dated December 30, 1996

Legal Opinion from Gray, Cary, Ware &                                       6
Freidenrich to the Company dated
December 30, 1996

Press release from the Company dated                                        7
December 30, 1996

Closing Certificate from TIC dated                                          8
December 30, 1996

Stock Certificate from TIC to the                                           9
Company representing 102,850 shares of
TIC

Opinion from TIC in-house counsel to                                        10
the Company dated December 30, 1996

Opinion from Otten, Johnson, Robinson,                                      11
Neff & Ragonetti, P.C. to the Company
dated December 30, 1996

                            STOCK PURCHASE AGREEMENT

                                     between

                       GRANITE CONSTRUCTION INCORPORATED,
                             a Delaware corporation
                                    ("Buyer")

                                       and

                               TIC HOLDINGS, INC.,
                             a Colorado corporation
                                 (the "Company")

                             Dated December 23, 1996

                               TABLE OF CONTENTS

                                                                                Page
                                                                                ----
1.  Definitions .............................................................     1
    "Associated Companies" ..................................................     1
    "Applicable Contract" ...................................................     1
    "Balance Sheet" .........................................................     1
    "Best Efforts" ..........................................................     1
    "Breach" ................................................................     1
    "Buyer" .................................................................     2
    "Closings" ..............................................................     2
    "Closing Dates" .........................................................     2
    "Code" ..................................................................     2
    "Common Stock" ..........................................................     2
    "Company" ...............................................................     2
    "Consent" ...............................................................     2
    "Contemplated Transactions" .............................................     2
    "Contract" ..............................................................     2
    "Disclosure Letter" .....................................................     2
    "Encumbrance" ...........................................................     2
    "Environment" ...........................................................     2
    "Environmental, Health, and Safety Liabilities" .........................     3
    "Environmental Law" .....................................................     3
    "ERISA" .................................................................     4
    "Escrow Agent" ..........................................................     4
    "Escrow Agreement" ......................................................     4
    "Exchange Act" ..........................................................     4
    "Facilities" ............................................................     4
    "Financial Statements" ..................................................     4
    "GAAP" ..................................................................     4
    "Governmental Authorization" ............................................     4
    "Governmental Body" .....................................................     5
    "Hazardous Act" .........................................................     5
    "Hazardous Materials" ...................................................     5
    "HSR Act" ...............................................................     5
    "IRS" ...................................................................     5
    "Knowledge" .............................................................     5
    "Knowledge of the Company" ..............................................     6
    "Legal Requirement" .....................................................     6
    "Occupational Safety and Health Law" ....................................     6
    "Order" .................................................................     6
    "Ordinary Course of Business" ...........................................     6
    "Organizational Documents" ..............................................     6
    "Person" ................................................................     6

    "Plan" ..................................................................     6
    "Proceeding" ............................................................     6
    "Release" ...............................................................     7
    "Representative" ........................................................     7
    "Securities Act" ........................................................     7
    "Shares" ................................................................     7
    "Shareholders" ..........................................................     7
    "Subsidiaries" ..........................................................     7
    "Tax" ...................................................................     7
    "Tendered Shares" .......................................................     7
    "Termination Date" ......................................................     7

2.  Sale and Issuance of Shares and Tendered Shares; Closing ................     7
    2.1      Shares .........................................................     7
    2.2      Tendered Shares ................................................     8
    2.3      Purchase Price .................................................     8
    2.4      Closings .......................................................     8
    2.5      Closing Obligations ............................................     8
    2.6      Post-First Closing Obligations .................................     9

3.  Representations and Warranties of the Company ...........................    10
    3.1      Organization and Good Standing; Subsidiaries ...................    10
    3.2      Authority; No Conflict .........................................    10
    3.3      Capitalization .................................................    12
    3.4      Shares, Options and Warrants of the Company ....................    12
    3.5      Financial Statements and Other Information .....................    12
    3.6      Books and Records ..............................................    13
    3.7      Title to Properties; Encumbrances ..............................    13
    3.8      Condition and Sufficiency of Assets ............................    14
    3.9      Accounts Receivable ............................................    15
    3.10     No Undisclosed Liabilities .....................................    15
    3.11     Taxes ..........................................................    15
    3.12     No Material Adverse Change .....................................    16
    3.13     Employee Benefits ..............................................    16
    3.14     Compliance with Legal Requirements; Governmental
             Authorizations .................................................    21
    3.15     Legal Proceedings; Orders ......................................    22
    3.16     Absence of Certain Changes and Events ..........................    23
    3.17     Contracts; No Defaults .........................................    23
    3.18     Insurance ......................................................    24
    3.19     Environmental and Occupational Safety and Health Matters .......    26
    3.20     Employees ......................................................    27
    3.21     Labor Disputes; Compliance .....................................    27
    3.22     Certain Payments ...............................................    28
    3.23     Disclosure .....................................................    28
    3.24     Brokers or Finders .............................................    28

4.  Representations and Warranties of Buyer .................................    28
    4.1      Organization and Good Standing .................................    28
    4.2      Authority; No Conflict .........................................    29
    4.3      Investment Intent ..............................................    29
    4.4      Certain Proceedings ............................................    31
    4.5      Brokers or Finders .............................................    31
    4.6      Consent ........................................................    31

5.  Covenants of the Company Prior and Subsequent to First Closing Date .....    31
    5.1      Access and Investigation .......................................    31
    5.2      Operation of the Business of the Company .......................    31
    5.3      Negative Covenant ..............................................    32
    5.4      Required Approvals .............................................    32
    5.5      Notification ...................................................    32
    5.6      No Negotiation .................................................    32
    5.7      Best Efforts ...................................................    33
    5.8      Supplements to Disclosure Letter ...............................    33
    5.9      Solicitation of Shareholders ...................................    33

6.  Covenants of Buyer Prior to Second Closing Date .........................    33
    6.1      Access to Information ..........................................    33
    6.2      Approvals of Governmental Bodies ...............................    33
    6.3      Best Efforts ...................................................    33
    6.4      Notification ...................................................    34

7.  Conditions Precedent to Buyer's Obligation to Close .....................    34
    7.1      Accuracy of Representations ....................................    34
    7.2      Completion of Investigations, Inspections and Studies ..........    34
    7.3      The Company's Performance ......................................    35
    7.4      Consents .......................................................    35
    7.5      Additional Documents ...........................................    35
    7.6      No Proceedings .................................................    35
    7.7      Disclosure Letter ..............................................    35
    7.8      Election of Additional Directors ...............................    35

8.  Conditions Precedent to the Company's Obligation to Close ...............    36
    8.1      Accuracy of Representations ....................................    36
    8.2      Buyer's Performance ............................................    36
    8.3      Consents .......................................................    36
    8.4      Additional Documents ...........................................    36
    8.5      No Injunction ..................................................    37

9.  Additional Conditions Precedent to Buyer's and the Company's
    Obligation to Close at Second Closing ...................................    37
    9.1      Consents .......................................................    37
    9.2      No Material Adverse Change .....................................    37

    9.3      Completion of Tender Offer .....................................    37
    9.4      Opinion of Otten, Johnson, Robinson, Neff & Ragonetti, P.C.
             ("Company Counsel") ............................................    37

10. Termination .............................................................    37
    10.1 Termination Events .................................................    37
    10.2 Effect of Termination ..............................................    38

11. General Provisions ......................................................    38
    11.1     Expenses .......................................................    38
    11.2     Public Announcements ...........................................    39
    11.3     Confidentiality ................................................    39
    11.4     Notices ........................................................    39
    11.5     Binding Arbitration; Service of Process ........................    40
    11.6     Further Assurances .............................................    41
    11.7     Waiver .........................................................    41
    11.8     Indemnification ................................................    42
    11.9     Entire Agreement and Modification, Survival of Representations
             and Warranties .................................................    42
    11.10    No Personal Liability ..........................................    42
    11.11    Assignments, Successors and No Third Party Rights ..............    42
    11.12    Severability ...................................................    43
    11.13    Section Headings, Construction .................................    43
    11.14    Time of Essence ................................................    43
    11.15    Governing Law ..................................................    43
    11.16    Counterparts ...................................................    43

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (this "Agreement") is made as of December 23, 1996 between Granite Construction Incorporated, a Delaware corporation ("Buyer") and TIC Holdings, Inc., a Colorado corporation (the "Company").

                                    RECITALS

         A. For the consideration and on the terms set forth in this Agreement, Buyer desires to purchase from the Company and the Company desires to issue and sell to the Purchaser 102,850 shares (the "Shares") of the Company's Class A Common Stock, par value $.10 per share (the "Common Stock"), at a price per share as described in Section 2 hereto.

         B. In addition, Buyer desires to purchase directly from the shareholders of the Company, an aggregate of 154,276 Shares of the Company's Class A Common Stock, par value $.10 per share (the "Tendered Shares"), also at the price per share as described in Section 2 hereto.

                                   AGREEMENT

         The parties, intending to be legally bound, agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "Associated Companies" -- the Company and its Subsidiaries, collectively.

         "Applicable Contract" -- any Contract (a) under which any Associated Company has any Material rights, (b) under which any Associated Company has any Material obligation or liability or (c) by which any Associated Company or any of the Material assets owned, leased or used by any Associated Company is bound.

         "Balance Sheet" -- as defined in Section 3.5.

         "Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to maximize to the extent reasonably practicable the prospects that a result will occur.

         "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any Material inaccuracy in or Material breach of, or any Material failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision or (b) any Material claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision and causes Material damage to such person, and the term "Breach" means any such Material inaccuracy, breach, failure, claim, occurrence, or circumstance.

         "Buyer" -- as defined in the first paragraph of this Agreement.

         "Closings" -- as defined in Section 2.4.

         "Closing Dates" -- the date and time as of which the Closings actually take place.

         "Code" -- the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "Common Stock" -- as defined in the Recitals to this Agreement.

         "Company" -- as defined in the first paragraph of this Agreement.

         "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:

                  (a) the issuance and sale of the Shares by the Company to Buyer; and

                  (b) the performance by Buyer and the Company of their respective covenants and obligations under this Agreement.

         "Contract" -- any Material agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "Disclosure Letter" --the disclosure letter delivered by the Company to Buyer prior to the Closing, as the same may be supplemented from time to time, containing the information required by Section 3.

         "Encumbrance" -- any Material charge, claim, community property interest, condition, equitable interest, lien, pledge, security interest, right of first refusal, option or restriction of any kind, including any Material restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

         "Environment" -- soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water

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supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other natural resource.

         "Environmental, Health, and Safety Liabilities" -- any Material cost, damages, expense, liability, obligation, or other responsibility arising from or under the Breach of any Environmental Law, Occupational Safety and Health Law, or any Order, and relating to:

                  (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                  (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                  (d) any other compliance, corrective, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

         The terms "removal," "remedial," and "response action" will include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

         "Environmental Law" -- any Legal Requirement designed:

                  (a) to advise appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations or discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                  (b) to prevent or acceptably minimize the release of pollutants or hazardous substances or materials into the Environment;

                  (c) to reduce the quantities, prevent the release, and minimize the hazardous characteristics of wastes that are generated;

                  (d) to assure that products are designed, formulated, packaged, or used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                  (e) to protect resources or species;

                  (f) to acceptably minimize the risks inherent in transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                  (g) to clean up pollutants that have been released, prevent the threat of release, or pay the costs of such clean up or prevention; or

                  (h) to make responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or to permit self-appointed representatives of the public interest to recover for injuries done to public assets or the Environment.

         "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Escrow Agent" -- LaSalle National Trust.

         "Escrow Agreement" -- that certain escrow agreement to be entered into by and among Buyer, the Company and the Escrow Agent, in the form to be acceptable to the parties thereto upon commencement of the tender offer for the Tendered Shares.

         "Exchange Act" -- the Securities Exchange Act of 1934, as amended, or any successor law, and the regulations or rules issued pursuant to such Act or any successor law.

         "Facilities" -- any real property or leaseholds currently owned or operated by the Company and any buildings, plants, structures, or equipment currently owned, leased, or operated by the Company.

         "Financial Statements" -- shall mean all of the consolidated financial statements of the Company described in Section 3.5.

         "GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.5 were prepared.

         "Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal

Requirement which if not obtained by an Associated Company, such failure would have a Material adverse effect on the Company.

         "Governmental Body" -- any:

                  (a) nation, state, county, city, town, village, district, or other governmental jurisdiction of any nature;

                  (b) federal, state, local, municipal, foreign, or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                  (d) multi-national organization or body; or

                  (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "Hazardous Act" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

         "Hazardous Materials" any substance that is now listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos containing materials.

         "HSR Act" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                  (a) such individual is actually aware of such fact or other matter; or

                  (b) a prudent individual could reasonably be expected to discover or otherwise become aware of such fact in carrying out such individual's ordinary duties for the Company.

         "Knowledge of the Company" -- shall mean Knowledge of the following officers about the affairs of the Company: Peggy F. Barry, Gary B. McKenzie, Ronald W. McKenzie, James F. Kissane, Michael A. Ross and Edward J. Vanderwall.

         "Legal Requirement" -- any applicable federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, regulation, statute or treaty pursuant to which the failure to comply would have a Material adverse effect on the Company.

         "Material" -- Involving potential claims, expenses, payments or other liability in excess of $200,000.

         "Occupational Safety and Health Law" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

         "Order" -- any Material award, decision, injunction, judgment, order, directive, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course Of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

         "Organizational Documents" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

         "Plan" -- as defined in Section 3.13.

         "Proceeding" -- any Material action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, arbitrator, mediator or other third party.

         "Release" -- any Material spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment.

         "Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "Securities Act" -- the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Shares" -- as defined in the Recitals to this Agreement.

         "Shareholders" -- the holders of record on September 30, 1996 of the Common Stock.

         "Subsidiaries" -- with respect to any Person (the "Owner"), any corporations or other Persons of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company. Subsidiaries excludes those entities expressly excluded on Part 3.1(a) of the Disclosure Letter.

         "Tax" -- any Material tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body.

         "Tendered Shares" -- as defined in the Recitals to this Agreement.

         "Termination Date" -- as defined in Section 2.4.

         2. Sale and Issuance of Shares and Tendered Shares; Closings; Escrow.

            2.1 Shares. Subject to the terms and conditions of this Agreement, at the First Closing, the Company will issue and sell to Buyer, and Buyer will purchase from the Company, the Shares.

         2.2 Tendered Shares. Subject to the terms and conditions of this Agreement and the Escrow Agreement, Buyer will purchase the Tendered Shares from the Shareholders.

             (a) The Tendered Shares to be purchased from the Shareholders shall be allocated as follows:

                 (i) The Shareholders shall be entitled, at their sole election, to sell to Granite up to 20% of the shares held by such Shareholder on September 30, 1996.

                 (ii) To the extent there are Shareholders who elect to sell less than all of the Tendered Shares which they are entitled to sell, such excess Tendered Shares shall be allocated in accordance with the Company's Stock Repurchase Policy adopted by the board of directors of the Company on July 29, 1994.

             (b) If the Shareholders fail to tender shares equal to all of the Tendered Shares, the Company will issue and sell to the Buyer, and the Buyer will purchase that number of shares of Common Stock such that immediately subsequent to such purchase and sale, Granite shall own 30% of the issued and outstanding Common Stock.

         2.3 Purchase Price. The purchase price per share (the "Purchase Price") for the Shares and the Tendered Shares shall be established according to Article VI A. of the Company's Third Restated Articles of Incorporation utilizing audited financial statements for the year ended December 31, 1996 and an appraisal of the Associated Companies' equipment prepared by an independent appraiser (the "Appraisal") but in no case shall the Purchase Price be less than $78.00 per share (the "Minimum Purchase Price"). The Purchase Price shall be calculated excluding the purchase of the Shares.

         2.4 Closings. The purchase and sale (the "Closings") provided for in this Agreement will take place at the offices of Otten, Johnson, Robinson, Neff, Ragonetti, P.C., 950 17th Street, Suite 1600, Denver, Colorado 80202 at 10:00 a.m. MST. At the First Closing on or around December 30, 1996, upon satisfaction of all conditions of Closing in Sections 7 and 8, Granite shall purchase the Shares. At the Second Closing, upon satisfaction of all conditions of Closing in Section 9, on or around April 15, 1997 but no later than May 15, 1997 (the "Termination Date"), Granite shall purchase the Tendered Shares.

         2.5 Closing Obligations. At the First Closing:

             (a) The Company will deliver to Buyer:

                 (i) a certificate representing the Shares;

                 (ii) a Co-operation and Rights Agreement executed by the Company and certain shareholders of the Company whereby Buyer, the Company and such shareholders agree to various forms of Strategic co-operation and certain rights and limitations regarding ownership of the Shares and the Tendered Shares by Buyer (the "Rights Agreement");

                 (iii) a certificate executed by the Company representing and warranting to Buyer that each of the representations and warranties by the Company in this Agreement was accurate in all Material respects as of the date of this Agreement and is accurate in all Material respects as of the First Closing Date as if made on the First Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by the Company to Buyer prior to the First Closing Date in accordance with Section 5.8); and

                 (iv) such other documents as are required to be provided pursuant to Section 7; and

             (b) Buyer will deliver to the Company:

                 (i) the Minimum Purchase Price for the Shares, by wire transfer to accounts specified by the Company;

                 (ii) a certificate executed by Buyer representing and warranting to the Company to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the First Closing Date as if made on the First Closing Date;

                 (iii) the Rights Agreement executed by Buyer;

                 (iv) such other documents as are required to be provided pursuant to Section 8.

         2.6 Post-First Closing Obligations.

             (a) As soon as reasonably possible after receipt of the Company's audited financial statements for the year ended December 31, 1996 and the Appraisal, the Company and Granite shall mutually determine the Purchase Price. If the Purchase Price exceeds $78.00 per share, Granite shall, within five (5) business days of such determination, deliver by wire transfer to the Company, an amount equal to the difference between the Purchase Price and the Minimum Purchase Price for the Shares.

             (b) Immediately upon final calculation of the Purchase Price, the parties shall enter into the Escrow Agreement and commence the tender offer for the Tendered Shares and Granite shall deposit with the Escrow Agent by wire transfer an amount equal to the Purchase Price for the Tendered Shares.

         3. Representations and Warranties of the Company. The Company represents and warrants to Buyer that to the knowledge of the Company:

            3.1 Organization and Good Standing; Subsidiaries.

                (a) Part 3.1(a) of the Disclosure Letter contains or will contain a complete and accurate list for each Associated Company of its name, its jurisdiction of organization, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each equity owner and the ownership interests held by each). Each Associated Company is an entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Associated Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned, leased or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not have a Material adverse effect on such Associated Company or its operations.

                (b) The Company has delivered or made available to Buyer copies of the Organizational Documents of each Associated Company, as currently in effect on or prior to the Closing.

                (c) Other than as listed on Part 3.1(c) of the Disclosure Letter, the Associated Companies (i) have no Subsidiaries, (ii) do not own or control (directly or indirectly) any capital stock, bonds or other securities of, and do not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise and (iii) do not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

            3.2 Authority; No Conflict.

                (a) This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally. Upon the execution and delivery of this Agreement (including the Disclosure Letter) and the Rights Agreement (collectively the "Company's Closing Documents"), the Company's Closing Documents will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally.

                (b) Except as set forth in Part 3.2(b) of the Disclosure Letter, neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                    (i)   contravene, conflict with, or result in a violation of

                          (A) any provision of the Organizational Documents of
the Associated Companies; or

                          (B) any resolution adopted by the board of directors
or the shareholders of any Associated Company;

                    (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Associated Company, or any of the assets owned, leased or used by, any Associated Company, may be subject which would have a Material adverse affect on any Associated Company;

                    (iii) contravene, conflict with, or result in a violation of any of the Material terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Material Governmental Authorization that is held by any Associated Company or that otherwise relates to the business of, or any of the assets owned, leased or used by, any Associated Company;

                    (iv) cause Buyer or any Associated Company to become subject to, or to become liable for the payment of, any Tax;

                    (v) cause any of the assets owned by any Associated Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                    (vi) contravene, conflict with, or result in a violation or breach of any Material provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract with outstanding obligations of the Company in excess of $5,000,000; or

                    (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned, leased or used by any Associated Company.

      Except as set forth in Part 3.2(b) of the Disclosure Letter, no Associated Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of the Closing Documents or the consummation or performance of any of the Contemplated Transactions.

            3.3 Capitalization. As of September 30, 1996 the authorized equity securities of the Company consisted of 2,000,000 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding, 2,500,000 shares of Class A Common Stock, par value of $.10 per share, of which 771,379 shares were issued and outstanding as of September 30, 1996, and 500,000 Shares of Class B Common Stock, par value $.10 per share, none of which are issued and outstanding. With the exception of the securities referred to in Section 3.4 below, all of the outstanding equity securities of each Associated Company other than the Company are owned of record and beneficially by one or more of the Associated Companies, free and clear of all Encumbrances, except for the Encumbrances set forth as Part 3.3(a) of the Disclosure Letter. Other than as set forth on Part 3.3(b) of the Disclosure Letter, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Associated Company. All of the outstanding equity securities of any Associated Company have been duly authorized and validly issued and are fully paid and nonassessable. Except for the securities referred to in Section
3.4 below and as set forth on Part 3.3(c) of the Disclosure Letter, there are no Applicable Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Associated Company. None of the outstanding securities of any Associated Company was issued in violation of the Securities Act or any other Legal Requirement. Other than as set forth on Part 3.3(d) of the Disclosure Letter, no Associated Company owns, or has any Contract to acquire, any securities of any Person (other than Associated Companies) or any direct or indirect equity or ownership interest in any other business (other than those businesses disclosed in Part 3.1 of the Disclosure Letter), excluding contractual joint ventures, consortiums or similar arrangements.

            3.4 Shares, Options and Warrants of the Company. Part 3.4 of the Disclosure Letter contains a list of all outstanding options and warrants and other securities that may be exercised to purchase or are convertible into securities of the Associated Companies (the "Securities").

            3.5 Financial Statements and Other Information. The Company has delivered to Buyer:

                (a) Audited, consolidated balance sheets of the Company as of December 31 in each of the years 1990 through 1995 (with the December 31, 1995 balance sheet being referred hereafter as the "Balance Sheet"), and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the fiscal years then ended, together with the report thereon of KPMG Peat Marwick LLP, independent certified public accountants. Such audited financial statements and notes thereto fairly present in all Material respects, the financial condition and the consolidated results of operations, stockholders' equity, and cash flows of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, except as disclosed to the contrary therein; the financial statements referred to in this
Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Associated Companies are required by GAAP to be included in the financial statements of the Company. Part 3.5(a) of the Disclosure Letter sets forth the accounting treatment of certain items that may be an exception to this representation and warranty.

                (b) The unaudited consolidated balance sheet of the Company as of September 30, 1996 (the "1996 Balance Sheet") and the related consolidated statements of operations, stockholders' equity, and cash flows for the nine months then ended (collectively, the "1996 Financial Statements"). The 1996 Financial Statements and notes thereto shall fairly present in all Material respects the consolidated financial condition and results of operations, changes in stockholders' equity and cash flow of the Company as at September 30, 1996 and for the periods referred to in such financial statements, all in accordance with GAAP (except insofar as the unaudited 1996 Financial Statements are concerned for the absence of notes thereto and subject to certain year-end adjustments and inter-company adjustments among the Associated Companies), subject to all of the matters described on Part 3.5(a) of the Disclosure Letter; the financial statements referred to in this Section 3.5(b) shall reflect the consistent application of such accounting principles throughout the period involved as well as with prior periods except as set forth on Part 3.5(a) of the Disclosure Letter, and subject to all of the matters described on Part 3.5(a) of the Disclosure Letter. No financial statements of any Person other than the Associated Companies are required by GAAP to be included in the 1996 Financial Statements of the Company.

            3.6 Books and Records. The minute books, stock record books, and other Material records of the Associated Companies, all of which have been made available to Buyer, are complete and correct in all Material respects and have been maintained in accordance with reasonable business practices. The minute books of the Associated Companies contain accurate and complete records of all Material corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Associated Companies, and no meeting of any such stockholders, Board of Directors, or committee of the Board of Directors has been held for which any Material action has been taken for which minutes have not been prepared and are not contained in such minute books.

            3.7 Title to Properties; Encumbrances. Part 3.7 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by any Associated Company. Sellers have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Associated Companies acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Company or the Associated Companies and relating to such property or interests. The Associated Companies own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) which the Company purports to own on Part 3.7 of the Disclosure Schedule and reflected as owned in the books and records of the Associated Companies, including all of the properties and assets reflected in the 1996 Balance Sheet (except for assets held under Material capitalized leases disclosed or not required to be disclosed in Part 3.7 of the Disclosure Letter and personal property sold since the date of the 1996 Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Associated Companies since the date of the 1996 Balance Sheet (except for personal property acquired and sold since the date of the 1996 Balance Sheet in the Ordinary Course of Business), which subsequently purchased or acquired properties and assets having an individual value in excess of $100,000 (other than inventory and short-term investments) are listed in Part 3.7 of the Disclosure Letter. Except as set forth on Part 3.7 of the Disclosure Letter, all Material properties and assets reflected in the 1996 Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, variances, reservations or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet (and/or described in the notes thereto) as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is Material or impairs the use of the property subject thereto, or impairs the operations of any Associated Company and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants and structures owned by the Associated Companies lie wholly within the boundaries of the real property owned by the Associated Companies and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

            3.8 Condition and Sufficiency of Assets. In all Material respects, the buildings, plants, structures, and equipment of the Associated Companies, including all Material items of equipment not shown on the 1996 Balance Sheet of the Company which is held by the Company pursuant to the terms of operating leases, are structurally sound, are in reasonable operating condition and repair, subject to ordinary wear and tear, and are adequate for the uses to which they are being put. All buildings, plants, structures and equipment of the Associated Companies that are capitalized financial statement purposes and are owned by the Associated

Companies as of the date set forth in Part 3.8 of the Disclosure Letter and all equipment held under operating leases as of such dates are described in Part 3.8 of the Disclosure Letter. The building, plants, structures and equipment of the Associated Companies are sufficient for the continued conduct of the Associated Companies' businesses after the Closing in substantially the same manner and volume as conducted prior to the Closing.

            3.9 Accounts Receivable. All accounts receivable of the Associated Companies that are reflected on the 1996 Balance Sheet or on the accounting records of the Associated Companies as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the 1996 Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the 1996 Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a Material adverse change in the composition of such Accounts Receivable in terms of aging). Except as noted in Part 3.9 of the Disclosure Letter, subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. Except as set forth in Part
3.9 of the Disclosure Schedule, there is no Material contest or claim other than returns in the Ordinary Course of Business, under any Applicable Contract with any maker of an Accounts Receivable relating to the amount or validity of, such Accounts Receivable. Part 3.9 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable posted on the Company's books as of November 30, 1996 which list sets forth the aging of such Accounts Receivable. Pursuant to Section 5.8, the Company shall deliver to Buyer a supplement to the Disclosure Letter which includes a list of all receipts as well as billings for the period commencing on December 1, 1996 and ending on December 20, 1996.

            3.10 No Undisclosed Liabilities. Except as set forth in Part 3.10 of the Disclosure Letter or as set forth in Section 3.15, the Company has no Material liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the 1996 Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

            3.11 Taxes.

                 (a) The Associated Companies filed or caused to be filed on a timely basis all Material tax returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. The Company has made available to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such tax returns relating to income or franchise taxes filed since January 1, 1993. The Associated Companies have paid, or made reasonable provision for the payment of, all Taxes that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any Material assessment received by any Associated Company, except such Taxes, if any, as are listed in Part 3.11(a) of the Disclosure Letter and are being contested in good faith.

                 (b) Except as set forth in Part 3.11(a) of the Disclosure Letter, since January 1, 1993, the United States federal and state income tax returns of each Associated Company described in Section 3.11(a) have not been audited by the IRS or relevant state tax authorities. Part 3.11 of the Disclosure Letter contains a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Except as described in Part 3.11 of the Disclosure Letter, no Associated Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Associated Company or for which any Associated Company may be liable.

                 (c) All tax returns filed by (or that include on a consolidated basis) any Associated Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by any Associated Company after the date of this Agreement. The Company is not, and within the five-year period preceding the Closing Date has not been, an "S" corporation.

            3.12 No Material Adverse Change. Since the date of the 1996 Balance Sheet other than for general economic conditions or as disclosed in Part 3.12 of the Disclosure Letter, there has not been any Material adverse change in the business, operations, properties, assets, or condition of the Associated Companies, taken as a whole, and no event has occurred or circumstance exists that may result in such a Material adverse change. In addition, since the date of the Balance Sheet, there has been no Material adverse change in the composition of the assets.

            3.13  Employee Benefits.

                 (a) As used in this Section 3.13, the following terms have the meanings set forth below.

      "Company Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by the Company or an ERISA Affiliate of the Company.

      "Company Plan" means all Plans currently in effect or pursuant to which the Company has ongoing Material obligations of which the Company or an ERISA

Affiliate of the Company is or was a Plan Sponsor, or to which the Company or an ERISA Affiliate of the Company otherwise contributes or has contributed, or in which the Company or an ERISA Affiliate of the Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

      "Company VEBA" means a VEBA whose members include employees of the Company or any ERISA Affiliate of the Company.

      "ERISA Affiliate" means, with respect to the Company, any other person that, together with the Company, would be treated as a single employer under Code Section 414.

      "Multi-Employer Plan" has the meaning given in ERISA Section 3(37)(A).

      "Other Benefit Obligations" means all Material obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of Code Section 132.

      "Pension Plan" has the meaning given in ERISA Section 3(2)(A).

      "Plan" has the meaning given in ERISA Section 3(3).

      "Plan Sponsor" has the meaning given in ERISA Section 3(16)(B).

      "Qualified Plan" means any Plan that meets or purports to meet the requirements or Code Section 401(a).

      "Title IV Plans" means ail Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multi-Employer Plans.

      "VEBA" means a voluntary employees' beneficiary association under Code 5.01(c)(9).

      "Welfare Plan" has the meaning given in ERISA Section 3(1).

                 (b) Part 3.13(b) of the Disclosure Letter contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs, and identifies as such all Company Plans that are Qualified Plans.

                     (i) Part 3.13(b)(i) of the Disclosure Letter contains a complete and accurate list of (A) all existing ERISA Affiliates of each Associated Company, and (B) all Plans of which any such ERISA Affiliate is or since January 1, 1993 was a Plan Sponsor, in which any such ERISA Affiliate participates or since January 1, 1993 has participated, or to which any such ERISA Affiliate contributes or has contributed since January 1, 1993.

                     (ii) The Associated Companies do not have any Material liability for post-retirement benefits, other than those payable through a Pension Plan or Other Benefit Obligation, as calculated in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether any Associated Company is required by this Statement to disclose such information.

                     (iii) Section 3.13(b)(iii) of the Disclosure letter sets forth the financial cost of all obligations currently owed under the Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

                 (c) The Company has made available to Buyer:

                     (i) all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation, or Company VEBA and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which the Associated Companies are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations, and Company VEBAs for which a plan description or summary plan description is not required;

                     (ii) all personnel, payroll, and employment manuals and policies;

                     (iii) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

                     (iv) all insurance policies purchased by or to provide benefits under any Company Plan;

                     (v) all Material contracts with third party administrators, actuaries, investment managers, consultants, and other persons providing services that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

                     (vi) all Material reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other persons provided services with respect to the Company Plan, Company Other Benefit Obligation, or Company VEBA;

                     (vii) all notifications to employees of their rights under ERISA Section 601 et seq. and Code Section 4980B to the extent still available in Company files;

                     (viii) the Form 5500 filed for the plan years ended December 31, 1995, 1994 and 1993 with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

                     (ix) all notices that have been retained by the Company that were given by any Associated Company or any ERISA Affiliate of an Associated Company or any Company Plan to the IRS, or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this
Section 3.13;

                     (x) all notices related to a Company Plan that were given by the IRS or the Department of Labor that were addressed specifically to any Associated Company, any ERISA Affiliate of an Associated Company, or any Company Plan within the four years preceding the date of this Agreement; and

                     (xi) with respect to Qualified Plans and VEBAs, the most recent determination letter for each Plan of the Associated Companies that is a Qualified Plan.

                 (d) Except as set forth in Part 3.13(d) of the Disclosure
Letter:

                     (i) The Associated Companies have performed in all Material respects all of their respective obligations to be performed as of the date hereof under all Company Plans, Company Other Benefit Obligations, and Company VEBAs. The Associated Companies have made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans, VEBAs, and Obligations that have accrued but are not due.

                     (ii) No written statement has been made by the Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have a Material adverse economic consequence to any Associated Company or to Buyer.

                     (iii) The Company is unaware of any reason why the Associated Companies, with respect to all Company Plans, Company Other Benefits Obligations, and Company VEBAs, and each Company Plan, Company Other Benefit Obligation, and Company VEBA are not in full compliance with ERISA, the Code, and other applicable Laws in all Material respects including the provisions of such Laws expressly mentioned in this Section 3.13.

                     (iv) No transaction prohibited by ERISA Section 406 and no "prohibited transaction" under Code Section 4975(c) have occurred with respect to any Company Plan.

                     (v) No Associated Company has any Material liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the Code.


                     (vi) All filings required by ERISA and the Code as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided to the extent that a failure to so timely file or provide could have a Material adverse effect on the Company.

                     (vii) Each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount over the normal amount due under the terms of the Plan and without the vesting or acceleration of any benefits promised by such Plan.

                     (viii) Other than as set forth in Part 3.13(d) of the Disclosure Letter, since December 31, 1995, there has been no establishment or amendment of the Company Plan, Company VEBA, or Company Other Benefit Obligation.

                     (ix) Since the 1996 Balance Sheet Date, no event has occurred or circumstance exists that could result in a Material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a Material increase in benefit costs of such Plans and Obligations that are self-insured.

                     (x) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, the Company Plan, Company Other Benefit Obligation, or Company VEBA is pending or threatened.

                     (xi) No Company Plan is a Stock bonus, pension, or profit-sharing plan within the meaning of Code Section 401(a).

                     (xii) Each Qualified Plan of each Associated Company is intended to be qualified in form and there is no reason why the Plans would not be qualified in operation under Code Section 401(a); each trust for each such Plan is exempt from federal income tax under Code Section 501(a). Each Company VEBA is exempt from federal income tax. No event has occurred or circumstance exists that will or is reasonably likely to give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

                     (xiii)  No Company Plan is subject to Title IV of ERISA.


                     (xiv) The accountants report for each Pension Plan of each Associated Company and each ERISA Affiliate of each Associated Company fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

                     (xv) No Associated Company or any ERISA Affiliate of an Associated Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

                     (xvi) Except to the extent required under ERISA Section 601 et seq. and Code Section 4980B, no Associated Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

                     (xvii) The Associated Companies have complied in all Material respects with the provisions of ERISA Section 601 et seq. and Code
Section 4980B.

                     (xviii) No payment that is owed or may become due to any director, officer, employee, or agent of any Associated Company will be nondeductible to the Associated Companies or subject to tax under Code Section 280G or Section 4999; nor will any Associated Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

                     (xix) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

            3.14 Compliance with Legal Requirements; Governmental
Authorizations. Except as set forth in Part 3.14 of the Disclosure Letter:

                 (a) each Associated Company is in Material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                 (b) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) is reasonably likely to constitute or result in a Material violation by any Associated Company of, or a Material failure on the part of any Associated Company to comply with, any Legal Requirement, or (B) to give rise to any Material obligation on the part of any Associated Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                 (c) no Associated Company has received any written notice from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential Material violation of, or Material failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Associated Company to undertake, or to bear all or any portion of the cost of, any Material remedial action of any nature.

            3.15 Legal Proceedings; Orders.

                 (a) Except as set forth in Part 3.15(a) of the Disclosure Letter, there is no pending Material Proceeding that has been commenced by or against any Associated Company. In addition, no such Material Proceeding has been threatened and (2) no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Material Proceeding. The Company has made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Material Proceeding listed in Part 3.15(a) of the Disclosure Letter;

                 (b) Except as set forth in Part 3.15(b) of the Disclosure
Letter:

                     (i) there is no Material Order to which any of the Associated Companies, or any of the assets owned, leased or used by any of the Associated Companies is subject; and

                     (ii) no officer, director, agent, or employee of any Associated Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Associated Company.

                 (c) Except as set forth in Part 3.15(c) of the Disclosure
Letter:

                     (i) each Associated Company is, and at all times has been, in Material compliance with all of the terms and requirements of each Material Order to which it, or any of the assets owned, leased or used by it, is or has been subject;

                     (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Material Order to which the Company, or any of the assets owned, leased or used by any Associated Company, is subject; and

                     (iii) no Associated Company has received at any time any written notice from any Governmental. Body or any other Person regarding any actual, alleged , possible or potential Material violation of, or failure to comply with, any Material term or requirement of any Material Order to which any Associated

Company, or any of the assets owned, leased or used by any Associated Company, is or has been subject.

            3.16 Absence of Certain Changes and Events. Except as set forth in
Part 3.16 of the Disclosure Letter, since September 30, 1996, the Associated Companies have conducted their businesses only in the Ordinary Course of Business, and there has not been any:

                 (a) change in any Associated Company's authorized capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                 (b) amendment to the Organizational Documents of any Associated Company;

                 (c) Material increase by any Associated Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee (except in the Ordinary Course of Business) or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                 (d) except in the Ordinary Course of Business, adoption of, or Material increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Associated Company;

                 (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, Materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Associated Companies, taken as a whole;

                 (f) entry into (i) any Material license, credit, or similar agreement, or (ii) any Material Applicable Contract other than in the Ordinary Course of Business;

                 (g) Material change in the accounting methods used by any Associated Company; or

                 (h) agreement, whether oral or written, by any Associated Company to do any of the foregoing.

            3.17 Contracts; No Defaults.

                 (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and the Company has made available to Buyer true and complete copies of all Applicable Contracts providing for payment by or to the Associated Companies in excess of $5 million, which have not been fully performed and for which obligations are still outstanding excluding ongoing warranty obligations.

Part 3.17(a) of the Disclosure Letter sets forth information regarding such Applicable Contracts, including the parties to the Applicable Contracts, the date of such Applicable Contracts, the estimated backlog of such Applicable Contracts as of the last date for which a backlog was estimated, and the Associated Company's office where details relating to the Applicable Contracts are located.

                 (b) Except as set forth in Part 3.17(b) of the Disclosure Letter no officer, director or employee, of any Associated Company is bound by any Contract that purports to limit the ability of such officer, director, or employee, to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to any Associated Company or to any other Person any rights to any invention, improvement, or discovery.

                 (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Applicable Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in all Material respects in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally.

                 (d) Except as set forth in Part 3.17(d) of the Disclosure
Letter:

                     (i) each Associated Company is and has been in Material compliance with all applicable terms and requirements of each Applicable Contract;

                     (ii) each other Person that has any Material obligation or liability under any Applicable Contract under which an Associated Company has or had any rights is and at all times since December 31, 1995 has been, in Material compliance with Material terms and requirements of such Applicable Contract.


            3.18 Insurance.

                 (a) The Company has made available to Buyer:

                     (i) true and complete copies of all policies of insurance purchased by the Company, to which any Associated Company is a party or under which any Associated Company, or any director of any Associated Company, is or has been covered at any time within the 10 years preceding the date of this Agreement.

                     (ii) any statement by the auditor of any Associated Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                 (b) Part 3.18(b) of the Disclosure Letter describes:

                     (i) any Material self-insurance written arrangement by or affecting any Associated Company, including any reserves established thereunder;

                     (ii) all Material obligations of the Associated Companies out of the Ordinary Course of Business to provide coverage to third parties (for example, under leases or service agreements) and identifies the policy under which such coverage is provided.

                 (c) Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the 10 preceding policy years in which there are open claims:

                     (i)   a summary of the loss experience under each policy;

                     (ii) a statement describing the loss experience for all Material claims that were self-insured as described in Section (b)(i), including the number and aggregate cost of such claims.

                 (d) Except as set forth on Part 3.18(d) of the Disclosure
Letter;

                     (i) All current policies purchased by the Company to which any Associated Company is a party or that provide coverage to any Associated Company or director or officer thereof:

                           (A) are valid, outstanding and enforceable in all
Material respects;

                           (B) will not be terminated as a result of the
consummation of the Contemplated Transactions.

                     (ii) No Associated Company has received (A) any refusal of coverage, or (B) any notice of cancellation or any other indication that any current insurance policy provided or obtained by the Company or any Associated Company is no longer in full force or effect or that the issuer of any such policy is not willing or able to perform its obligations thereunder.

                     (iii) The Associated Companies have paid all premiums due, and have otherwise performed all of their respective Material obligations, under each current policy provided or obtained by the Company or any Associated Company.

                     (iv) The Associated Companies have given notice to the insurer of all Material claims that may be insured thereby.

            3.19 Environmental and Occupational Safety and Health Matters. Except as set forth in Part 3.19 of the Disclosure Letter:

                 (a) Each Associated Company is, and at all times since January 1, 1990 has been, in Material compliance with, and has not been and is not in Material violation of any Environmental Law or any Occupational Safety and Health Law. No Associated Company has any basis to expect, nor has any of them received, any actual or threatened order, notice, or other written communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law or any Occupational Safety and Health Law, or of any actual or threatened Material obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities in which any Associated Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Associated Company, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                 (b) Other than materials used by the Associated Companies in the Ordinary Course of Business, there are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrological adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills (authorized or unauthorized), land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, pumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon that could reasonably be expected to result in Material liability to the Company. No Associated Company, has permitted or conducted, and, is not aware of, any activity conducted with Hazardous Materials with respect to the Facilities in which the Associated Companies have or had an interest except in Material compliance with all applicable Environmental Laws and Occupational Safety and Health Laws. There are no landfills, dumps or deposits to land containing Hazardous Materials on any of the Facilities or any other real properties or assets in which any Associated Company has or had an interest.

                 (c) There has been no Release or reasonable threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any Associated Company has or had an interest, any geologically or hydrological adjoining property, by any Associated Company, or any other Person, except in Material compliance with Environmental Laws.

                 (d) The Company has made available to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any Associated Company, with Environmental Laws.

            3.20 Employees.

                 (a) No current key employee or current director of any Associated Company is a party to, or is otherwise bound by, any agreement or arrangement that in any way adversely affected, affects, or will affect (i) the performance of his duties as an employee or director of the Associated Companies or (ii) the ability of any Associated Company to conduct its business. No director, officer, or other key employee of an Associated Company intends to terminate his employment with such Associated Company in the immediate future.

            3.21 Labor Disputes; Compliance.  Other than as set forth in Part
3.21 of the Disclosure Letter,

                 (a) no Associated Company has been or is a party to any collective bargaining Contract;

                 (b) there is no presently pending or existing, and there is not threatened any strike, slowdown, picketing, work stoppage,, labor arbitration or proceeding in respect of the grievance of any employee, charge or complaint filed by an employee or union with the National Labor Relations Board or any comparable Governmental Body, organizational activity, or other labor dispute against or affecting any of the Associated Companies or their Facilities, and no application for certification of a collective bargaining agent is pending or is threatened;

                 (c) no event has occurred or circumstance exists that is reasonably likely to provide the basis for any Material work stoppage or other Material labor dispute;

                 (d) there is no lockout of any employees by any Associated Company, and no such action is contemplated by any Associated Company;

                 (e) the Associated Companies have complied in all Material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, the payment of social security and similar taxes, occupational safety and health; and

                 (f) no Associated Company is liable for the payment of any Material taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

             3.22 Certain Payments. Since January 1, 1994, neither an Associated Company nor any director, officer, agent, or employee of an Associated Company, or any other Person acting for or on behalf of an Associated Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in Material violation of any Legal Requirement (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (b) established or maintained any fund or asset that has not been recorded in the books and records of an Associated Company.

             3.23 Disclosure.

                 (a) The representations and warranties of the Company in this Agreement together with the Disclosure Letter taken as a whole do not contain any untrue statement of a Material fact and do not omit to state a Material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                 (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a Material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                 (c) There is no fact that has specific application to an Associated Company (other than general economic or industry conditions) and that Materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Associated Companies that has not been set forth in this Agreement, the Disclosure Letter, or the Financial Statements.

             3.24 Brokers or Finders. Except as set forth in Part 3.24 of the Disclosure Letter, the Associated Companies and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

       4. Representations and Warranties of Buyer. Buyer represents and warrants to the Company as follows:

             4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

            4.2  Authority; No Conflict.

                 (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of this Agreement and the Rights Agreement (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Rights Agreement and to perform its obligations under this Agreement and the Rights Agreement.

                 (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                     (i)   any provision of Buyer's Organizational Documents;

                     (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

                     (iii) any Legal Requirement or Order to which Buyer may be subject; or

                     (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

      Other than as required by the HSR Act with regard to the Tendered Shares to be acquired at the Second Closing, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

             4.3 Investment Intent; Investigation.

                 (a) Buyer is familiar with the business and financial condition, properties, operations and prospects of the Company. Buyer has been given full access to all Material information concerning the condition, properties, operations and prospects of the Company and its subsidiaries. Buyer has had an opportunity to ask questions of, and to receive information from, the Company and persons acting on its behalf concerning the terms and conditions of Buyer's investment in the Shares, and to obtain any additional information necessary to verify and accuracy of the information and data received by Buyer. The Buyer has had an opportunity to discuss with Company the financial statements delivered to the Buyer.

                 (b) Buyer has made such independent investigation of the Company and its subsidiaries, its management, and related matters as the undersigned deems to be necessary or advisable in connection with this investment; and the undersigned has received all information and data which the undersigned has requested from the Company and which Buyer believes to be necessary in order to reach an informed decision as to the advisability of investing in the Shares.

                 (c) Buyer understands that the purchase of the Shares involves various risks, including those outlined in this Agreement. Among other risks, Buyer understands that it is unlikely that any market will exist for any resale of the Shares and that the Shares will be subject to restrictions on transfer as set forth in the Company's Third Restated Articles of Incorporation.

                 (d) THE BUYER IS ACQUIRING THE SHARES SOLELY FOR ITS OWN BENEFICIAL ACCOUNT, FOR INVESTMENT PURPOSES, AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION OF THE SHARES. The Buyer understands that the Shares have not been registered under the Securities Act, or the securities laws of any state (collectively referred to as "State Securities Laws") by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of the undersigned and of the other representations made by the undersigned in this Agreement. Buyer understands that the Company is relying upon the representations and agreements contained in this Agreement (and any supplemental information) for the purpose of determining whether this transaction meets requirements for such exemptions.

                 (e) Buyer understands that the Shares are "restricted securities" under the Securities Act and that the Securities Act and the rules of the Securities and Exchange Commission (the "Commission") provide in substance that the undersigned may dispose of the Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and understands that the Company has no obligation or intention to register any of the Shares thereunder, or to take action so as to permit sales pursuant to the Securities Act. Accordingly, Buyer understands that under the Commission's rules the undersigned may dispose of the Shares principally only in "private placements" which are exempt from registration under the Securities Act, in which event the transferee will acquire "restricted securities" subject to the same limitations as in the hands of the undersigned. As a consequence, Buyer understands that it must bear the economic risks of the investment in the Shares for an indefinite period of time.

                 (f) Buyer is a corporation with total assets in excess of $5,000,000.

             4.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Buyer's Knowledge, no such Proceeding has been threatened.

             4.5 Brokers or Finders. Buyer has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commission or other similar payment or connection with this Agreement.

             4.6 Consent. Buyer hereby consents to the Company granting stock options, stock bonuses and similar rights to purchase shares of the common stock of the Company in excess of the number of shares of common stock of the Company which is equal to 30% of the outstanding shares of common stock of the Company.

        5.   Covenants of the Company Prior and Subsequent to First Closing
Date.

             5.1 Access and Investigation. Between the date of this Agreement and the First Closing Date, the Company will, and will cause the Associated Companies and their Representatives to (a) afford Buyer and its Representatives free and full access to the Company's management to discuss the Company's business operations, assets, liabilities, actual or potential litigation and claims, properties and prospects with the Company's employees, agents, accountants, attorneys, customers, suppliers, and other persons having business dealings with the Company or knowledge of the issues, (b) afford Buyer and its Representatives full and free access to the Company's properties (including subsurface testing), contracts, books and records, and other documents and data,
(c) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request and (d) furnish Buyer with such additional financial, operating, and other data and information as Buyer may reasonably request in the Company's possession or control, or as to which the Company has Knowledge.

             5.2 Operation of the Business of the Company. Between the date of this Agreement and the First Closing Date, the Company will, and will cause the Associated Companies, unless the Company obtains the written consent of Buyer (which shall not be unreasonably withheld or delayed) to:

                 (a) conduct the business of the Associated Companies only in the Ordinary Course of Business;

                 (b) not declare any extraordinary dividends;

                 (c) not pay any incentives or bonuses not normally given within the Ordinary Course of Business nor pay or grant any out of the ordinary compensation increases;

                 (d) use their Best Efforts to preserve intact the current business organization of the Associated Companies, keep available the services of the current officers and employees of the Associated Companies, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Associated Companies;

                 (e) otherwise report to Buyer as reasonably requested concerning the status of the business, operations and finances of the Associated Companies.

             5.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and First Closing Date, the Company will not, and will cause the Associated Companies not to, without the prior consent of Buyer, which shall not be unreasonably withheld or delayed, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in
Section 3.16 is likely to occur.

             5.4 Required Approvals. As promptly as practicable after the First Closing Date the Company will make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and each Closing Date, the Company will (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions and (b) cooperate with Buyer in obtaining early termination of any applicable waiting period under the HSR Act).

             5.5 Notification. Between the date of this Agreement and the Second Closing Date, the Company will promptly notify Buyer in writing if the Company becomes aware of any fact or condition that causes or constitutes a Breach of any representations and warranties of the Company, or if the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, the Company will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, the Company will promptly notify Buyer of the occurrence of any Breach of any covenant in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 or 9 impossible or unlikely.

             5.6 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 9, the Company will not, and will cause the Associated Companies and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business, or assets (other than in the Ordinary Course of Business) of the Company or any of the capital stock of the Company (other than pursuant to currently outstanding stock options held by employees of the Company), or any merger, consolidation, business combination or similar transaction involving the Company.

             5.7 Best Efforts. Between the date of this Agreement and the Second Closing Date, the Company will use its Best Efforts to cause the conditions in Sections 7 and 9 as applicable, respectively to be satisfied.

             5.8 Supplements to Disclosure Letter. The Company shall have the right, from time to time, on or prior to the First Closing Date, to supplement the Material set forth in the Disclosure Letter initially delivered by the Company to Buyer. Any references in this Agreement or in any other document entered into in connection with this Agreement to the Disclosure Letter shall be mean the Disclosure Letter as fully amended and supplemented on or prior to the First Closing Date.

             5.9 Solicitation of Shareholders. Subject to Legal Requirements, as promptly as practicable after the determination of the Purchase Price, the Company shall prepare necessary documentation and take all actions necessary to solicit the Shareholders for the tender of the Tendered Shares and to cause the release of funds and the Tendered Shares pursuant to the terms of the Escrow Agreement.

      6.     Covenants of Buyer Prior to Second Closing Date.

             6.1 Access to Information. Between the date of this Agreement and the First Closing Date, Buyer will afford the Company full and free access, upon the request, to copies of Buyer's public filings under the Securities Act, the Exchange Act, and other information the Company shall reasonably request.

             6.2 Approvals of Governmental Bodies. As promptly as practicable after the First Closing Date, Buyer will make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Second Closing Date, Buyer will (a) cooperate with the Company with respect to all filings that the Company elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions and (b) cooperate with the Company in obtaining all consents identified in Part 3.2(b) of the Disclosure Letter (including taking all actions requested by the Company to cause early termination of any applicable waiting period under the HSR Act.)

             6.3 Best Efforts. Between the date of this Agreement and the Second Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7, 8 and 9 as applicable, respectively to be satisfied.

             6.4 Notification. Between the date of this Agreement and the Second Closing Date, the Buyer will promptly notify the Company in writing if the Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any representations and warranties of the Company or the Buyer, or if the Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Buyer will promptly notify the Company of the occurrence of any Breach of any covenant of the Buyer in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 or 9 impossible or unlikely.

             6.5 Solicitation of Shareholders. Following the determination of the Purchase Price, Buyer shall fully cooperate with the Company to facilitate the solicitation of the Shareholders for the tender of the Tendered Shares and to cause the release of funds pursuant to the terms of the Escrow Agreement.

      7. Conditions Precedent to Buyer's Obligation to Close. Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the First Closing is subject to the satisfaction, at or prior to the First Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

             7.1 Accuracy of Representations. Each of the representations and warranties in Section 3 of this Agreement must have been accurate in all Material respects as of the date of this Agreement, and must be accurate in all Material respects as of the First Closing Date as if made on the First Closing Date.

             7.2 Completion of Investigations, Inspections and Studies. Buyer has performed or caused the performance of any and all investigations, inspections and studies including financial, environmental, title and asset and liability condition, the methods and results of all of which it deems satisfactory in its sole discretion. In addition, Buyer has performed any and all investigations and inspections as to: financial matters, insurance, employee benefit plans, including job cost and estimates; legal matters, including review of pending or potential claims or suits (of whatever type for and against the Company), and review of contracts and other documents; environmental matters, including site assessments; equipment and plant appraisals, verification of reserves; and real property, including appraisals, the results of which must be satisfactory to Buyer in its sole discretion and will include, but not be limited to, interviews with the Company's key employees and review of backlog and projects.

             7.3 The Company's Performance.

                 (a) All of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the First Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all Material respects.

                 (b) The Company must have delivered each of the documents required to be delivered pursuant to Section 2.5, and each of the other covenants and obligations in Section 5 required to be performed by the Company must have been performed and complied with in all Material respects.

             7.4 Consents. Each of the Consents required to be obtained to consummate the transactions contemplated by this Agreement must have been obtained and must be in full force and effect.

             7.5 Additional Documents. The Company must have caused the following documents to be delivered to Buyer:

                 (a) an opinion of counsel to the Company, dated the Closing Date, in the form reasonably acceptable to Buyer; and

                 (b) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in
Section 8.4(a), (ii) evidencing the accuracy of any of the Company's representations and warranties, (iii) evidencing the performance by the Company of, or the compliance by the Company with, any covenant or obligation required to be performed or complied with by the Company, (iv) evidencing the satisfaction of any condition referred to in this Section 7 or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

             7.6 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

             7.7 Disclosure Letter. The Company shall have provided Buyer full and complete and final copies of the Disclosure Letter which shall be acceptable to Buyer in its sole discretion.

             7.8 Election of Additional Directors. David H. Watts, William E. Barton, William G. Dorey and Patrick M. Costanzo shall have been duly elected to the Board of Directors of the Company, effective as of the First Closing. At the First

Closing, the members of the Board of directors of the Company shall be R.W. McKenzie, William P. Davis, John M. Roos, Edwin F. Wambsganss, Glen C. Jeckel, Gary B. McKenzie, James F. Kissane, Edward J. Vanderwall, John C. Paul, Leroy Meador, David H. Watts, William E. Barton, William G. Dorey and Patrick M. Costanzo.

      8. Conditions Precedent to the Company's Obligation to Close. The Company's obligation to sell the Shares and to take the other actions required to be taken by the Company at the First Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

             8.1 Accuracy of Representations. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all Material respects as of the date of this Agreement and must be accurate in all Material respects as of the First Closing Date as if made on the First Closing Date.

             8.2 Buyer's Performance.

                 (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the First Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all Material respects.

                 (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.5 and must have paid the Minimum Purchase Price for the Shares required to be paid by Buyer pursuant to Section 2.

             8.3 Consents. Each of the Consents required to be obtained to consummate the transactions contemplated by this Agreement must have been obtained and must be in full force and effect.

             8.4 Additional Documents. Buyer must have caused the following documents to be delivered to the Company:

                 (a) opinions of Gray Cary Ware & Freidenrich, dated the Closing Date, in the form reasonably acceptable to the Company; and

                 (b) such other documents as the Company may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.5(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by

Buyer, (iv) evidencing the satisfaction of any condition referred to in this
Section 8 or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

             8.5 No injunction. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the issuance and sale of the Shares to Buyer.

      9. Additional Conditions Precedent to Buyer's and the Company's Obligation to Close at Second Closing.

             9.1 Consents. All required consents, including any required consent under the HSR Act, shall have been obtained.

             9.2 No Material Adverse Change. There shall have been no Material Adverse Change in the Associated Companies and the Company shall have delivered certificate to Buyer so certifying.

             9.3 Completion of Tender Offer. The Tender Offer shall have been completed in accordance with applicable law and all obligations of Buyer, the Company and the holders of the Tendered Shares set forth in the Escrow Agreement and documents relating to the Tender Offer shall have been satisfied.

             9.4 Opinion of Otten, Johnson, Robinson, Neff & Ragonetti, P.C. ("Company Counsel"). Buyer shall have received an opinion from Company Counsel reasonably satisfactory to Buyer as to matters not provided in the opinion(s) delivered to Buyer at the First Closing.

      10.    Termination.

             10.1 Termination Events. This Agreement may, by written notice, be terminated:

                  (a) at or prior to the First Closing by either Buyer or the Company if a Material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

                  (b) at or prior to the First Closing:

                      (i) By Buyer if any of the conditions in Section 7 has not been satisfied as of the First Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the First Closing Date; or

                      (ii) By the Company, if any of the conditions in Section 8 has not been satisfied as of the First Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement) and the Company has not waived such condition on or before the First Closing Date;

                  (c) at or prior to the Second Closing;

                      (i) By Buyer if any of the conditions in Section 9 has not been satisfied as of the Second Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Second Closing Date;

                      (ii) By the Company if any of the conditions in Section 9 has not been satisfied as of the Second Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement) and the Company has not waived such condition on or before the Second Closing Date;

                  (d) by mutual consent of Buyer and the Company; or

                  (e) at any time after the Termination Date by either Buyer or the Company if either Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the Termination Date, or such later date as the parties may agree upon.

             10.2 Effect of Termination. Each party's right of termination under
Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

      11.    General Provisions.

             11.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants. Buyer will be responsible for payment of its own expenses and the Company will be responsible for payment of the

Company's expenses, except, provided however, that the Company shall pay reasonable fees of Gray Cary Ware & Freidenrich, counsel to Buyer, not to exceed $15,000 that are incurred in connection with the Tender Offer. All accounting expenses of the Company, shall be deemed to be ordinary business expenses of the Company and shall be paid by the Company.

             11.2 Public Announcements. Neither party shall issue any press release or make any public announcement related to the subject matter of this Agreement prior to the Closing without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning the publicly-traded securities of such party (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure). The Company and Buyer will consult with each other concerning the means by which the Company's employees, customers and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions.

             11.3 Confidentiality. Between the date of this Agreement and five
(5) years after the Closing Date, Buyer and the Company will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, and not use to the detriment of another party or the Company any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, expressly including the reports of all consultants retained pursuant to the terms of this Agreement, unless (a) such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is legally required.

      If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

             11.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed within three business days by registered mail, return receipt requested, (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested) or (d) three business days after being sent by registered or certified mail, return receipt requested, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

The Company:      TIC Holdings, Inc.
                  40185 County Road 129
                  P.O. Box 774848
                  Steamboat Springs, CO 80477
                  Attention: Michael A. Ross
                  FAX No.: (970) 879-5052

with a copy to:   Otten, Johnson, Robinson,
                  Neff & Ragonetti, P.C.
                  1800 Colorado National Building
                  950 Seventeenth Street
                  Denver, Colorado 80202
                  Attention: Karen L. Barsch
                  FAX No.: (303) 825-6525

Buyer:            Granite Construction Company
                  P. O. Box 50085
                  Watsonville, California 95077
                  Attention: Michael Futch, Legal Department
                  FAX No.: (408) 761-7846

with a copy to:   Gray Cary Ware & Freidenrich
                  400 Hamilton Avenue
                  Palo Alto, California 94301
                  Attention: Eric J. Lapp
                  FAX No.: (415) 327-3699

             11.5 Binding Arbitration; Service of Process. In the event of a dispute between the parties related to or arising out of this Agreement or the Rights Agreement, representatives of the parties will meet promptly in an effort to resolve the dispute amicably. If the parties cannot agree upon a resolution within thirty days of either party requesting a meeting for resolution of a dispute, then the matter will promptly be submitted to binding arbitration in accordance with this Section 11.5.

                  (a) Arbitration will be held in Denver, Colorado, in accordance with the rules and regulations of the American Arbitration Association. The number of arbitrators will be one (1) for disputes less than $200,000 and three (3) for all other disputes and will be selected in accordance with the rules and regulations of the American Arbitration Association. The determination of the arbitrator will be conclusive and binding upon the parties, and any determination by the arbitrator of an award may be filed with the clerk of a court of competent jurisdiction as a final adjudication of the claim involved, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Except to the extent otherwise directed by the arbitrator, each party will bear its own expenses, including legal and accounting fees, if any, with respect to the arbitration, and one-half of the costs of the arbitrator and of the fees imposed by the American Arbitration Association.

                  (b) In any arbitration hereunder, the demand for arbitration shall specifically delineate the claims asserted and the Material issues with respect thereto. Within thirty days after filing a demand for arbitration, claimant shall provide to respondent a list of all fact witnesses known to claimants the names and curriculum vitae of each expert witness anticipated to be called by claimant, and a copy of relevant documents. Within thirty days after receipt of the foregoing information, respondent shall provide to claimant a list of all fact witnesses known to respondent, the names and curriculum vitae of each, expert witness anticipated to be called by respondent, and a copy of relevant documents known to respondent. Within ten days after discovery has been closed by the arbitrator (but in no event later than sixty days prior to the arbitration hearing), claimant shall present to respondent a list of all fact and expert witnesses anticipated to be called by claimant, a summary of the substance of each such witness' testimony, and a list of all documents anticipated to be introduced by claimant (and a copy of such documents if not previously provided to respondent). Within thirty days after receipt of the foregoing information, respondent shall present to claimant a list of all fact and expert witnesses anticipated to be called by respondent, a summary of the substance of each such witness' testimony and a list of all documents anticipated to be introduced by respondent (and a copy of such documents if not previously provided to claimant). Any award by the arbitrator shall be subject to all dollar and other limitations set forth in this Agreement.

                  (c) A demand for arbitration may be served on Buyer or the Company by certified U.S. Mail, postage prepaid, or reliable overnight delivery service, to the address set forth in Section 11.4 hereof.

             11.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

             11.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

             11.8 Indemnification. To the fullest extent permitted by law, the Company shall indemnify, defend with counsel reasonably satisfactory to Buyer and hold harmless Buyer, its officers, directors, employees and agents (each an "Indemnified Party"), from and against (i) any and all claims, demands, causes of action arising in connection with the solicitation and purchase of the Tendered Shares, except in the case of willful misconduct or gross negligence on the part of an Indemnified Party, or (ii) any loss, liability, damages, expenses incurred by any Indemnified Party as a result of any action by the Company or by a Shareholder or breach by the Company or a Shareholder of a representation or warranty contained in any document of transfer related to the Tendered Shares.

             11.9 Entire Agreement and Modification, Survival of Representations and Warranties. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Draft Summary of Terms of Proposed Investment by Granite Construction, Inc. ("Granite") in TIC Holdings, Inc. ("TIC"), and constitutes (along with the exhibits and other documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. The representations and warranties contained in Section 3 of this Agreement shall survive until the third anniversary of the First Closing. The agreements and covenants contained in this Agreement, including all obligations to provide indemnification, shall survive the Closings until full performance thereof.

             11.10 No Personal Liability. Buyer agrees that no officer, director, employee or agent of the Company, shall be subject to personal liability in connection with this Agreement, other than in the event of fraud.

             11.11 Assignments, Successors and No Third Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other party, which will not be unreasonably withheld, if such rights are of a purely financial nature without strategic implications, except that Buyer may assign any of its rights under this Agreement to Granite Construction Company, but Buyer will not be relieved of its obligations hereunder as a result of such assignment. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

             11.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

             11.13 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" refer to the corresponding Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

             11.14 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

             11.15 Governing Law. This Agreement will be governed by and construed under the laws of the State of Colorado without regard to conflicts of laws principles.

             11.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

"Buyer":

GRANITE CONSTRUCTION INCORPORATED

By:   /s/ William E. Barton                     By : /s/ Michael Futch
      -------------------------------                --------------------------
      Printed Name: William E. Barton                Michael Futch
      Title: Vice President and                      Vice President and General
      Chief Financial Officer                        Counsel and Secretary

"The Company":

TIC HOLDINGS, INC.



By:   /s/ R. W. McKenzie
      --------------------------
      Printed Name: R. W. McKenzie
      Title: President

                        COOPERATION AND RIGHTS AGREEMENT

      This Cooperation and Rights Agreement (this "Agreement") is entered into as of December 23, 1996 (the "Effective Date"), by and among Granite Construction Incorporated, a Delaware corporation ("Granite"), TIC Holdings, Inc., a Colorado corporation (the "Company") and the shareholders of the Company listed on Exhibit A hereto (the "Holders"). Unless otherwise indicated, capitalized terms have the meanings ascribed to them in that certain Stock Purchase Agreement of even date herewith between Granite and the Company (the "Purchase Agreement"). Granite, the Company and the Holders are collectively referred to herein as the "Parties".

                                    RECITALS

      A. As of September 30, 1996 the Company had authorized 5,000,000 shares of stock, of which 2,000,000 shares have been classified as Preferred Stock, none of which are outstanding, 2,500,000 shares have been classified as Class A Common Stock, of which 771,379 shares were outstanding as of September 30, 1996, and 500,000 shares have been classified as Class B Common Stock, none of which are outstanding. Immediately prior to the First Closing under the Purchase Agreement, the Holders hold 291,133 shares of the Company's outstanding Class A Common Stock. Class A common stock, Class B common stock, Preferred Stock and all other classes of stock authorized and issued by the Company (consistent with Section 5 of this Agreement) (all section references are to the sections of this Cooperation and Rights Agreement, unless otherwise indicated) are collectively referred to herein as "Stock".

      B. Granite is purchasing from the Company and from shareholders of the Company 257,126 shares of the Company's Class A Common Stock ("Granite Shares") pursuant to the Purchase Agreement.

      C. The Company, the Holders and Granite desire to set forth certain rights and obligations of the Parties as set forth herein.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, the parties agree as follows:

      1.    Right of Maintenance; Right to Acquire 51%; Standstill.

            1.1 The Right to Purchase Adjustment Stock and Majority Stock. The Company hereby grants to Granite the right to purchase from the Company all or any part of the Adjustment Stock (as defined in Section 1.2), if any, within thirty (30) days after October 31 of each year during the five years after the Effective Date and in addition, the right to purchase from the Company the Majority Stock (as defined in Section 1.2) within the one month period commencing on the sixth anniversary of the Effective Date, provided that neither the Company nor Granite has exercised their rights pursuant to Sections 6.1 or

6.2 of this Agreement (or given notice of their intent to exercise such rights) as of the date of any purchase of Adjustment Stock or Majority Stock. The purchase price per share for each share of Adjustment Stock and Majority Stock shall equal the Designated Purchase Price (as defined in Article VI.A. of the Company's Third Restated Articles of Incorporation (the "Restated Articles")) used to transfer shares under Article VI of the Restated Articles as of the date of each respective purchase of Adjustment Stock or Majority Stock by Granite hereunder and shall be paid to the Company by wire transfer on or before the applicable date that Granite's right to purchase such shares under this Section
1.1 expires, if and to the extent Granite elects to purchase such shares.

            1.2 Adjustment Stock and Majority Stock. "Adjustment Stock" shall mean that number of shares of the Company's Class A Common Stock (rounded to the nearest whole share) which, when issued and sold to Granite, will result in Granite owning 30% of the total number of outstanding shares of the Company's Stock entitled to vote ("Voting Stock") immediately after Granite purchases such Voting Stock based upon the Voting Stock outstanding as of October 31 of such year. "Majority Stock" shall mean that number of shares of the Company's Class A Common Stock (rounded to the nearest whole share) which, when issued and sold to Granite, will result in Granite owning 51% of the Voting Stock immediately after Granite purchases such Voting Stock based upon the Voting Stock outstanding as of October 31, 2002.

            1.3 Notice. Between October 31 and November 10 of each year, beginning in the year after the Effective Date, the Company shall provide Granite with written notice as to the number of shares of Adjustment Stock or Majority Stock, as the case may be, that may be purchased by Granite in such year, together with the basis for such calculation and the then effective Designated Purchase Price.

            1.4 Standstill. Notwithstanding any other provision herein to the contrary, other than upon the exercise of its rights pursuant to Section 2 below, pursuant to Section VI.C.2 of the Restated Articles or upon receipt of the prior written consent of the Company, Granite agrees not to acquire more than 49.9% of the Voting Stock of the Company that is issued and outstanding during the five year period commencing on the Effective Date.

            1.5 Contingent Waiver of Rights. The Parties do not intend to qualify as a "Controlled Group of Corporations" under Section 1563 of the Internal Revenue Code of 1986, as amended (the "Code"). In furtherance of this stated intent:

                (a) Company Waiver. The Company hereby waives its rights under
Article VI of the Restated Articles to purchase the Stock held by the shareholders of the Company listed on Exhibit B attached hereto (the "Waiver Shareholders"), if and to the extent such waiver is necessary to avoid Granite and the Company Qualifying as a "Controlled Group of Corporations" under Section 1563 of the Code. This waiver shall be irrevocable as to each Waiver Shareholder without the prior written consent of such Waiver Shareholder and Granite.

                (b) Granite Waiver. Granite hereby waives its rights, if any, under Article VI of the Restated Articles to purchase the Stock from the Waiver Shareholders, if and to the extent such waiver is necessary to avoid Granite and the Company qualifying as a "Controlled Group of Corporations" under Section 1563 of the Code. This waiver shall be irrevocable as to each Waiver Shareholder without the prior written consent of such Waiver Shareholder and the Company.

                (c) To the extent the waivers described in Sections 1.5(a) and 1.5(b), above, are collectively insufficient to avoid Granite and the Company qualifying as a Controlled Group of Corporations, the Company hereby waives its rights under Article VI of the Restated Articles and Granite hereby waives its rights, if any, under Article VI of the Restated Articles to purchase Stock from any of the Shareholders of the Company who are also employees of the Company, other than the Waiver Shareholders (the "Employee Shareholders"), as specified hereafter. The maximum number of shares of Stock to which this waiver applies shall be the minimum number of shares of Stock held by Employee Shareholders as may be necessary to avoid Granite and the Company qualifying as a Controlled Group of Corporations under Section 1563 of the Code. The number of shares of Stock held by any Employee Shareholder which is subject to the waiver shall be the total number of shares of Stock held by such Employee Shareholder multiplied by a fraction, the numerator of which is the total number of shares of Stock subject to this waiver and the denominator of which is the total number of shares of Stock owned by the Employee Shareholders. This waiver provided in this
Section 1.5(c) shall apply only in the event that the waivers described in Sections 1.5(a) and 1.5(b), above, are collectively insufficient to avoid Granite and the Company qualifying as a Controlled Group of Corporations and, in such event, this waiver shall be in addition to the waivers set forth in Section 1.5(a) and 1.5(b), above. The waiver contained in this Section 1.5(c) shall be irrevocable.

                (d) The provisions of this Section 1.5 shall be interpreted in such a manner as to be consistent with the objective of Granite and the Company not qualifying as a Controlled Group within the meaning of Section 1563 of the Code.

            1.6 Company Undertaking. At all times that Granite holds less than 51% of the issued and outstanding shares of the voting stock of the Company, the Company agrees that it shall not, without Granite's prior written consent, redeem or repurchase shares of its voting stock, if upon the completion of such redemption or repurchase Granite would own or be considered to own for purposes of Code Section 1563, eighty percent (80%) or more of the Company's voting stock.

      2.    Right of First Offer in the Event of a Proposed Sale to Third
Parties.

            (a) For as long as (i) Granite holds at least fifteen percent (15%) of the Voting Stock of the Company, but less than 75% of the Voting Stock of the Company and (ii) neither the Company nor Granite has exercised their rights pursuant to Sections 6.1 or 6.2 of this Agreement (or given notice of their intent to exercise such rights), the Company hereby grants to Granite, subject to Section 2(b)(i)(B) below, the right to purchase: (A) any

Stock or any securities evidencing an ownership interest in the Company, or any securities convertible into, exchangeable for or exercisable for Stock or any securities issuable pursuant to any agreement or commitment to issue Stock (the "Securities") or (B) the assets ("Assets") offered for sale in connection with the sale of all or substantially all of the assets of the Company, which Securities or Assets the Company may, from time to time, propose to issue or sell to persons or entities other than Granite ("Third Parties"), whether in an effort to raise capital through the issuance of new Securities or pursuant to a sale of the Company by reason of merger, reorganization to avoid bankruptcy, acquisition or asset sale. If Granite exercises the right to purchase described herein, the purchase price and all other transaction terms shall be equivalent to those proposed to be offered to the Third Parties.

            (b) Procedure.

                (i) Each time the Company proposes to offer Securities or Assets to a Third Party, the Company shall first make an offering of such Securities or Assets to Granite in accordance with the following provisions:

                     (A) The Company shall deliver a notice ("Notice") to Granite stating (i) its bona fide intention to offer such Securities or Assets to a Third Party, (ii) the description of Securities or Assets to be offered and
(iii) the price and terms, if any, upon which it proposes to offer such Securities or Assets.

                     (B) Within 20 calendar days after receipt of the Notice, Granite may elect to purchase or obtain, at the price and on the terms specified in the Notice, all of the Securities or Assets offered by delivery of written notice of such election to the Company, provided however, that if the proposed sale is of Securities for purposes of raising capital for the Company, Granite may elect to purchase either (i) all of such Securities, or (ii) up to 30% of such Securities if the Third Parties continue to be willing to purchase the remainder of the offering.

                (ii) If Granite does not timely elect to purchase all of the Securities or Assets which Granite is entitled to obtain pursuant to Section 2(b)(i) above, the Company may, during the 180-day period following the expiration of the period provided in subsection (i) hereof, offer the remaining unsubscribed portion of such Securities or Assets to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not enter into an agreement for the sale of the Securities or Assets within such 180 day period, or if such agreement is not consummated within 90 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Securities or Assets shall not be offered unless first re-offered to Granite in accordance with the terms of this Section 2.

            (c) Granite Transferees. In addition to any limitations or restrictions contained in the Restated Articles, any person or entity acquiring Stock from or through Granite will be subject to all the obligations, restrictions, limitations and other duties of Granite contained in this Agreement. No transfer of any Stock held by Granite shall serve to terminate, cancel, alter, amend, diminish or otherwise affect the rights of the Company, the Holders or the shareholders of the Company other than Granite (the "Non-Granite Shareholders") referenced in this Agreement.

            (d) Stock Rights of Holders. No part of this Agreement (including, but not limited to this Section 2) shall preclude the Company from issuing stock options or stock bonuses and/or from selling Stock to its employees (and the employees of the Associated Companies) subject to approval by the Board of Directors and consistent with the past practices of the Company and any such issuance shall not be subject to Granite's Right of First Offer set forth in this Section 2.

      3.    Voting Rights.

            3.1 Election of Members of the Board of Directors. Provided neither the Company nor Granite has exercised their rights (or given notice of their intent to exercise their rights) pursuant to Section 6.1 or 6.2 of this Agreement, with respect to any proposal concerning the election of directors of the Company, the Parties agree as follows:

                (a) Representatives of Granite. At all times following Granite's purchase of the Granite Shares in accordance with the Purchase Agreement, the Company and the Holders agree to cause to be nominated, and each of the Holders agrees to vote all shares of the Company's Voting Stock then owned by such Holder to elect the nominees of Granite to the Board of Directors of the Company; provided, however, that the Company and the Holders shall not be required to nominate and no Holder shall be required to vote such Holder's shares for more than that number of Granite designees equal to the total number of directors then authorized and serving multiplied by the percentage of shares of Voting Stock of the Company then held by Granite or its affiliates, rounded to the nearest whole number. Granite designates David H. Watts, William E. Barton, William G. Dorey and Patrick H. Costanzo as its initial designees and the Holders and the Company shall cause such persons to be elected by the current Board of Directors effective upon the First Closing of Granite's purchase of the Granite Shares in accordance with the terms of the Purchase Agreement.

                (b) Non-Granite Representatives. At all times following Granite's purchase of the Granite Shares in accordance with the Purchase Agreement, Granite agrees to vote all shares of the Company's Voting Stock then owned by Granite to elect the nominees designated by a majority of the members of the Board not previously designated or nominated by Granite ("Non-Granite Board Members") and if such Non-Granite Board Members fail to so designate, the nominees designated by a majority of the Non-Granite Shareholders; provided, however, that Granite shall not be required to vote its shares for more than that number of Non-Granite designees equal to the total number of directors then authorized and serving multiplied by the percentage of shares of Voting Stock of the Company then held by Non-Granite Shareholders, rounded to the nearest whole number.

                (c) Authorized Number of Directors. The authorized number of directors shall be determined in accordance with the Bylaws of the Company. Granite agrees to vote all of its votes on the Board with the majority decision of the Non-Granite Board Members in all proposed actions to fix or modify the authorized number of members of the Board.

      4.    Approval of Certain Changes.

            (a) The Company covenants and agrees that it shall not, without the approval of a majority of the Board, including at least one director designated by Granite and elected as set forth in Section 3 above, take any of the following actions:

                (i) Change the salary structure, incentive compensation plans, or other compensation programs that would have the effect of significantly increasing the Company's salaried employee compensation levels as a percentage of the Company's total revenue or as a percentage of the Company's total profits.

                (ii) Except to the extent of those dividends necessary to maintain the Cross Purchase Insurance Trust (the "Trust") (i.e. the PS-58 dividend) and an equivalent dividend to those shareholders, including Granite, that do not participate in the Trust, declare any dividend to the Company's shareholders that would negatively impact the share of profits or equity increase that would otherwise accrue to Granite or declare any dividend in excess of fifteen percent (15%) of after-tax profits not in accordance with past practice of the Company.

                (iii) Change the Company's capital structure in a manner that would disproportionately impact Granite's participation in profits or equity.

                (iv)   Conclude an initial public offering of the Company.

                (v) File for voluntary bankruptcy or a dissolution of the Company.

                (vi) Enter any extraordinary borrowing arrangements inconsistent with past practice of the Company.

                (vii)  Approve an acquisition by the Company of any entity:

                      (A) Competitive with Granite;

                      (B) At a purchase price in excess of ten percent (10%) of stockholders' equity as shown on the Company's most recent financial statements; or

                      (C) Outside the Company's traditional line of business.

                (viii) Excluding contractual joint ventures, consortiums or other similar arrangements in which the Company (or any of its subsidiaries) is or may become a party, acquire equity interests in projects or minority interests in other companies in excess of twenty percent (20%) of the Company's total stockholders' equity when such acquisition or investment is cumulated with other similar investments.

                (ix) Excluding the issuance of stock options or stock bonuses consistent with the past practices of the Company, authorize and issue any new classes of stock of the Company.

                (x) Enter into a transaction that would cause it to fail to maintain the following ratios: (A) Consolidated liabilities less permitted subordinated debt to consolidated tangible equity plus permitted subordinated debt in a ratio of no more than two to one; and (B) cash flow coverage ratio defined as net income plus depreciation and amortization divided by current maturities of long term debt in a ratio of no less than 1.75 to one.

            (b) The foregoing provisions notwithstanding, any and/or all of the foregoing actions may be taken by the Company without the approval of any Board member designated by Granite where such actions are taken pursuant to the exercise of the Company's rights provided in Section 6.1 or to fulfill the Company's obligations pursuant to the exercise of Granite's rights provided in
Section 6.2.

      5.    Understandings Regarding Granite's Role in TIC.

            5.1 The Parties acknowledge that Granite's acquiring the Granite Shares is a possible first step toward establishing a long term relationship with the Company for the strategic and financial benefit of shareholders of both Granite and the Company. This Agreement has been structured to enable Granite and the Company to avoid making irrevocable long term commitments until officers, employees and directors of each company have had a three year opportunity to decide whether such a closer long term relationship is in their mutual interest.

            5.2 At all times that Granite is a shareholder of the Company, Granite and the Directors of the Company who Granite designates shall be mindful of the best interests of the Non-Granite Shareholders, of the Company's corporate culture and Core Values and of the Company's history and reputation in its marketplace.

            5.3 In the event Granite does acquire fifty-one percent (51%) or more of the Voting Stock, Granite will exercise its fiduciary duty to protect the rights of the Non-Granite Shareholders in accordance with applicable law and consistent with this Agreement. Specifically, and without limitation of the foregoing, Granite will maintain equity incentive plans generally consistent with the past practices of the Company and a Stock repurchase policy for employees and shareholders of the Company and the Associated Companies. Such Stock repurchase policy will include a mechanism for the sale of such Stock into the public market, to Granite and/or to the Company. Such programs shall be maintained by the Board and/or the Board of Granite and shall provide for the repurchase of Stock by the Company and/or Granite consistent with the past practice of the Company as to eligibility. Such repurchases of Stock shall be made, to the extent of shareholders desiring to sell, in an amount at least equal to one hundred and twenty percent (120%) of the average level of funds available for repurchases using the formula established by the Company's bank covenants for fiscal year 1997 as specified in the Second Amendment to First Amended and Restated Loan Agreement by and among TIC Holdings, Inc. and its subsidiaries, Norwest Bank Colorado, National Association, Bank One, Arizona, N.A. and Harris Trust and Savings Bank dated July 1, 1996 for the six (6) year period prior to the time Granite becomes entitled to acquire the Majority Stock, provided either Granite or the Company have the financial ability to make such repurchases on the repurchase date.

      6.    Repurchase of Granite's Shares by the Company.

            6.1 The Company's Call Right.

                (a) The Right. The Company shall have the right, upon providing thirty (30) days prior written notice to Granite, to repurchase all or any part of the Granite Shares and any or all other shares of the Company then held by Granite, upon any of the following events or dates:

                    (i) any proposed transfer of all or any part of the Granite Shares and other shares of the Company then held by Granite to a third party, excluding for such purposes transfers by Granite to Granite Construction Company ("Granite Company");

                    (ii) the closing of any merger or consolidation or exchange of stock of Granite and/or Granite Company, if the Granite Shares or any other shares of the Company have been transferred to Granite Company, with any other corporation or entity after which any party or group of related parties acquires more than 50% of the voting stock of the resulting entity.

                    (iii) the acquisition of the majority of the issued and outstanding voting stock of Granite and/or Granite Company, if the Granite Shares or any other shares of the Company have been transferred to Granite Company, by a person or entity not a Granite shareholder as of the Effective Date;

                    (iv) Granite's total stockholder's equity, as indicated in any public annual or quarterly financial statement of Granite, is less than $50,000,000; or

                    (v) during the one month period commencing three years after the Effective Date.

                (b) Amount and Delivery of Repurchase Price. The price per share and payment terms for any purchase pursuant to this Section 6.1 shall be determined as follows:

                    (i) For repurchases described in Section 6.1(a)(i), the purchase price per share and terms shall be the price per share and proposed terms of the proposed transfer. Each time that Granite proposes to offer Stock to a party that is not a shareholder of the Company ("Granite Offeree"), Granite shall first deliver a notice ("Notice") to the Company stating (i) its bona fide intention to offer such Stock to a Granite Offeree and the name of the Granite Offeree, (ii) the description of Stock to be offered and (iii) the price and terms, if any, upon which it proposes to offer such Stock. Within 20 calendar days after receipt of the Notice, the Company may exercise its rights under
Section 6.1(a), at the price and on the terms specified in the Notice. If the Company does not timely elect to obtain all of the Stock which Granite proposes to sell within the 20 day period specified herein, Granite may, during the 180-day period following the expiration of the 20 day period, offer the Stock to the person or persons specified in Granite's Notice at a price not less than, and upon terms no more favorable to the Granite Offeree than, those specified in the Notice. If Granite does not enter into an agreement for the sale of the Stock consistent with its Notice within such 180 day period or if such agreement is not consummated within 90 days of the execution thereof, the Company's right hereunder shall be deemed to be revived and such Stock shall not be offered to a third party unless first re-offered to the Company in accordance with the terms of this Section 6.

                    (ii) For repurchases described in Section 6.1(a)(ii), (iii) or (iv) and in Section 6.2, the purchase price per share shall be equal to the Designated Purchase Price (as defined in Article VI.A. of the Restated Articles) as of the date of notice of the repurchase. Granite shall give the Company written notice of the occurrence of any of the events described in Section 6.1(a)(ii), (iii) or (iv) within 20 business days of the happening of such event. Payment of the purchase price to Granite shall be made by five year promissory note secured by the assets of the Company (subject to all then existing security interests and bonding obligations of the Company and execution of any normal and customary subordination agreements required by the Company's primary lender) bearing interest at the 60 day reference rate charged by Bank of America NT&SA providing for five annual installments of principal with accrued interest, with the first installment due one year following the date of notice of repurchase.

                    (iii) For repurchases described in Section 6.1(a)(v), the purchase price per share shall be equal to the greater of: (A) the purchase price determined according to Section 6.1(b)(ii); or (B) the original acquisition price per share paid by Granite for the Granite Shares plus interest, compounded annually, from the date the shares were paid for by Granite calculated at one percent (1%) above the 60-day reference rate charged by Bank of America NT&SA. The purchase price shall be payable at any time as the Company shall elect prior to the second anniversary of the date of notice delivered pursuant to Section 6.1(a)(v).

            6.2 Granite's Put Right. Granite shall have the option to cause the Company to repurchase all or any part of the Granite Shares and other shares of the Company then held by Granite by giving written notice to the Company during the one week period commencing three years after the Effective Date. The purchase price shall be calculated and paid as set forth in Section 6.1(b)(ii).

      7.    Strategic Cooperation.

            7.1 Best Efforts. In order to maximize the effectiveness of interactions between Granite and the Company and to take advantage of their respective areas of expertise and market positions, Granite and the Company agree to use their respective best efforts to seek out opportunities to maximize business opportunities for their joint benefit, including but not limited to the following:

                (a) The Company and Granite each agree to create opportunities for reciprocal introductions among the employees of each company.

                (b) The Company agrees to discuss the possible inclusion of Granite as a joint venture partner in any Western Summit Constructors, Inc. project in excess of $40,000,000 or any project of the Company in excess of $70,000,000 and/or on any other project where Granite's resources may be helpful.

                (c) Granite agrees to seek opportunities similar to those set forth in Section 7.1(b) above to involve the Company as a joint venture partner on Granite projects.

                (d) Both parties agree to seek specific opportunities for joint activities in the following target areas:

                    (i)   International projects;

                    (ii)  Privatization projects;

                    (iii) Projects requiring equity participation;

                    (iv)  Water and waste water treatment projects;

                    (v)   Marine/bridge projects in the southeastern United
States;

                    (vi) Overall marketing opportunities in the southeastern United States; and
                    (vii) Larger projects that have types of work commonly undertaken by the Company and Granite.

                (e) Granite agrees to discuss with the Company the potential acquisition of any industrial construction firm and to seek a cooperative method of making any such acquisition.

            7.2 Certain Limitations. At all times consistent with Section 5 of this Agreement, Granite's involvement with the Company shall be limited to participation on the Company's Board of Directors as set forth herein, joint ventures, joint marketing efforts and "cross-pollination" of people so long as the Company is able to maintain historical patterns of profitability and viability. In addition, the Company shall maintain its identity and the integrity of its systems and financial structure so long as it is able to maintain historical patterns of profitability and viability. Notwithstanding the foregoing, it is specifically agreed and understood that neither the foregoing language nor any other provision of this Agreement shall be interpreted as abrogating, contravening or preventing the Company's Board of Directors from exercising its best business judgment, normal corporate rights and/or the statutory duties of corporate governance.

      8. Stock Legends. (a) All certificates representing shares of capital stock of the Company held by Granite shall bear the following legend;

                (i) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING RESTRICTIONS, RIGHTS OF REPURCHASE AND RIGHTS OF FIRST REFUSAL SET FORTH IN THE CORPORATION'S THIRD RESTATED ARTICLES OF INCORPORATION AND A COOPERATION AND RIGHTS AGREEMENT AMONG THE CORPORATION, THE HOLDER HEREOF AND CERTAIN OTHER SHAREHOLDERS OF THE COMPANY. COPIES OF THE ARTICLES AND SUCH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICES OF THE CORPORATION."

                (ii) THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS AND ARE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT
(i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OR (ii) IN COMPLIANCE WITH RULE 144, OR (iii) PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

            (b) All certificates representing shares of capital stock of the Company held by the Holders shall bear the following legend:

             "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING RESTRICTIONS SET FORTH IN A COOPERATION AND RIGHTS AGREEMENT AMONG THE CORPORATION, THE HOLDER HEREOF AND CERTAIN OTHER SHAREHOLDERS OF THE COMPANY, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE CORPORATION."

      9.    Miscellaneous.

            9.1 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed within three business days by registered mail, return receipt requested, (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested) or (d) three business days after being sent by registered or certified mail, return receipt requested, in each case to the appropriate addresses and facsimile numbers set forth under the signature of the party (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties).

            9.2 Binding Arbitration. In the event of a dispute between the Parties related to or arising out of this Agreement, representatives of the Parties will meet promptly in an effort to resolve the dispute amicably. If the Parties cannot agree upon a resolution within thirty days of either Party requesting a meeting for resolution of a dispute, then the matter will promptly be submitted to binding arbitration in accordance with the arbitration provisions contained in the Purchase Agreement.

            9.3 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

            9.4 Waiver. The rights and remedies of the Parties hereunder are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

            9.5 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter (including the Draft Summary of Terms of Proposed Investment by Granite Construction, Inc. ("Granite") in TIC Holdings, Inc. ("TIC")) and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Granite and the Company, unless such change affects the Holders, in which case it must also be executed by Holders holding a majority of the shares of Voting Stock of the Company then held by the Holders as a group.

            9.6 Assignments, Successors and No Third Party Rights. Neither Party may assign any of its rights under this Agreement without the prior consent of the other Party, which will not be unreasonably withheld if such rights are of a purely financial nature without strategic implications except that Granite may assign any of its rights under this Agreement to Granite Construction Company, but Granite will not be relieved of its obligations hereunder as a result of such assignment. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties (and with regard to Sections 5 and 7, shareholders of the Company) any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement (and with regard to Sections 5 and 7, shareholders of the Company) and their successors and assigns.

            9.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

            9.8 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

            9.9 Governing Law. This Agreement will be governed by and construed under the laws of the State of Colorado without regard to conflicts of laws principles.

            9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

"Granite":

GRANITE CONSTRUCTION INCORPORATED


By: /s/ William E. Barton                By: /s/ Michael Futch
    ---------------------------              ----------------------------------
Printed Name: William E. Barton                 Michael Futch

Title: Vice President and                Title: Vice President, General Counsel
       Chief Financial Officer                  and Secretary

Address:    P.O. Box 50085
            Watsonville, California 95077
            Attention: Michael Futch, Esq.,
            Legal Department
FAX No.:    (408) 761-7846

with a copy to:
            Gray Cary Ware & Freidenrich
            400 Hamilton Avenue
            Palo Alto, California 94301
            Attention:  Eric J. Lapp
FAX No.:    (415) 327-3699

"The Company":

TIC HOLDINGS, INC.


By: /s/ R.W. McKenzie
    ------------------------
Printed Name: R. W. McKenzie

Title: President


Address:    40185 County Road 129
            P.O. Box 774848
            Steamboat Springs, CO 80477
            Attn: Michael A. Ross, Esq.
FAX No.:    (970) 879-5052
with a copy to:

     Otten, Johnson, Robinson Neff & Ragonetti, P.C.
     1600 Colorado National Building
     950 Seventeenth St.
     Denver, Colorado 80202
     Attn: Karen L. Barsch

FAX No.:  (303) 825-6525

                           COUNTERPART SIGNATURE PAGE
                       TO COOPERATION AND RIGHTS AGREEMENT
                          Dated as of December 23, 1996


"Holder"

If you are an individual, print your
name and sign below.


R. W. McKenzie
Name (Please Print)

/s/ R.W. McKenzie
-----------------
Signature


Address:
         ------------------------

         ------------------------

FAX No.:
         ------------------------

                           COUNTERPART SIGNATURE PAGE
                       TO COOPERATION AND RIGHTS AGREEMENT
                          Dated as of December 23, 1996


"Holder"

If you are an individual, print your
name and sign below.

Edwin F. Wambsganss
Name (Please Print)

/s/ Edwin F. Wambsganss
-----------------------
Signature

Address:    100 Coulter Place
            Castle Rock, CO  80104

FAX No.:    (303) 660-5148

                           COUNTERPART SIGNATURE PAGE
                       TO COOPERATION AND RIGHTS AGREEMENT
                          Dated as of December 23, 1996



"Holder"


If you are an individual, print your
name and sign below.


Glen C. Jeckel
Name (Please Print)


/s/ Glen C. Jeckel
------------------
Signature

Address:    Box 880940
            Steamboat Springs, CO  80488

FAX No.:

                                    Exhibit A

                                    "Holders"


                                                     Number of Shares of Class A
Name                                                     Common Stock Owned


R. W. McKenzie                                                 77,319



Edwin F. Wambsganss                                            50,688



Glen C. Jeckel                                                163,126
                                                              -------


                                                       Total  291,133

                                    Exhibit B

                               Waiver Shareholders

      The following shareholders of the Company, by executing in the space opposite their name, hereby acknowledge and consent to the waiver of the Company's and Granite's rights under Article VI of the Restated Articles to purchase the Stock held by such shareholders as set forth in that certain Cooperation and Rights Agreement dated December 23, 1996, to which this Exhibit B is attached.

R. W. McKenzie                                  /s/ R.W. McKenzie
                                                ------------------------

William P. Davis                                /s/ William P. Davis
                                                ------------------------

J. F. Kissane                                   /s/ J.F. Kissane
                                                ------------------------

Edward J. Vanderwall                            /s/ Edward J. Vanderwall
                                                ------------------------

John C. Paul                                    /s/ John C. Paul
                                                ------------------------

John M. Roos                                    /s/ John M. Roos
                                                ------------------------

Edwin F. Wambsganss                             /s/ Edwin F. Wambsganss
                                                ------------------------

Gary B. McKenzie                                /s/ Gary B. McKenzie
                                                ------------------------

Leroy Meador                                    /s/ Leroy Meador
                                                ------------------------

Glen C. Jeckel                                  /s/ Glen C. Jeckel
                                                ------------------------

                               TIC HOLDINGS, INC.
                              Officer's Certificate


      The undersigned officer of TIC Holdings, Inc., a Colorado corporation ("TIC")(1), in connection with the rendering by Gray Cary Ware & Freidenrich ("GCWF") of the opinion with respect to the Stock Purchase Agreement and the Cooperation and Rights Agreement (the "Rights Agreement") by and between Granite Construction Incorporated, a Delaware corporation ("Granite"), and TIC, and recognizing that GCWF will rely on this Certificate in rendering such opinion, hereby certifies as follows:

      1. On September 30, 1996, a total of 771,379 shares of Class A Common Stock of TIC Holdings, Inc. ("Common Stock") was outstanding. This number of outstanding shares of Common Stock does not include any shares of Common Stock held as Treasury Stock by TIC, nor does this number include any authorized but unissued shares of Preferred Stock and/or Class B Common Stock.

      2. No voting rights are associated with shares of Class B Common Stock, and the voting rights of Preferred Stock are to be determined by the Board of Directors of TIC (the "Board") upon the issuance of any shares of Preferred Stock. As of the Effective Date of the Rights Agreement and immediately prior thereto, there are no outstanding shares of Class B Common Stock or Preferred Stock.

      3. On September 30, 1996, the 771,379 shares of outstanding Common Stock were held by the following categories of shareholders in the amounts indicated below:

                NUMBER OF SHARES                  SHAREHOLDER CATEGORY

                     414,626                    Employee Shareholders who
                                                    are Board Members
                     322,982                    Employee Shareholders who
                                                  are not Board Members
                     33,771                     Non-Employee Shareholders

      4. As of the Effective Date of the Rights Agreement and immediately prior to Granite's purchase of the Shares pursuant to the terms of the Stock Purchase Agreement, the total number of outstanding shares of Common Stock and the total number of shares of Common Stock held by Employee Shareholders who are Board Members, Employee Shareholders who are not Board Members and Non-Employee Shareholders is substantially the same as set forth in paragraph 3.

------------
(1) Defined terms used and not defined herein have the same meanings ascribed to them as in the Stock Purchase Agreement and/or the Rights Agreement.

      5. The undersigned is authorized to make the representations set forth herein on behalf of TIC.


      IN WITNESS WHEREOF, the undersigned has signed this Certificate this 30th day of December, 1996.



                  TIC Holdings, Inc.,
                  a Colorado corporation



                  By: /s/ [SIG]
                      -----------------------

                  Dated: December 30, 1996
                         --------------------

[GRAY CARY WARE FREIDENRICH LETTERHEAD]


                               December 30, 1996



To TIC Holdings, Inc.,
a Colorado corporation:

      We are legal counsel to Granite Construction Incorporated, a Delaware corporation (the "Buyer") and we are rendering this opinion pursuant to Section
8.4 of the Stock Purchase Agreement dated December 23, 1996 between the TIC Holdings. Inc., a Colorado corporation (the "Company") and Buyer (the "Stock Purchase Agreement") and the Cooperation and Rights Agreement dated December 23, 1996 between the Company, Buyer and certain shareholders of the Company (the "Rights Agreement") in connection with the purchase by Buyer of up to 257,126 shares of the Company's Class A Common Stock (the "Shares"). Capitalized terms used in this opinion, unless specifically defined herein, have the meanings assigned them in the Stock Purchase Agreement. The Stock Purchase Agreement and the Rights Agreement may collectively be referenced to herein as the "Agreements."

      In connection with this opinion, we have reviewed only the documents of Buyer listed on Exhibit A hereto. As to factual matters, we have relied solely upon, and assumed the accuracy, completeness, and genuineness of, a certificate of an officer of the Buyer (the "Certificate"), certificates of public officials and oral and written representations made to us by officers of Buyer. We have made no independent investigation of any of the facts stated in any such certificate or representation; however, nothing has come to our attention which would lead us to believe that such facts are inaccurate. With respect to our opinion in Paragraph 3 hereof regarding material agreements of Buyer, we have relied solely upon our review of agreements filed as exhibits to Buyer's filings with the Securities and Exchange Commission ("SEC"). With respect to our opinion in Paragraph 3 regarding judgments, decrees and orders, we have relied solely upon a representation made to us in the Certificate to the effect that except as may otherwise be set forth in the Agreements and the Exhibits thereto, there are no judgments, decrees or orders binding upon Buyer. We are not aware of any judgment, decree or order binding upon Buyer.

      In those instances in which our opinion is "to our knowledge," it is based solely upon an inquiry of attorneys within our firm who perform legal services for the Company, review of the Certificate and such additional review as is specified above.

      In addition, we have assumed that the representations and warranties as to factual matters made by the Company and Buyer in Sections 3 and 4, respectively, of the Stock

Purchase Agreement are true and correct. We have also assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the due execution and delivery of the Agreements and all other documents referenced therein by any party other than the Buyer when due execution and delivery are a prerequisite to the effectiveness thereof, that you have received all of the documents that you were required to receive under the Agreements, and that the Agreements and all other documents referenced therein are binding obligations of the Company.

      We are admitted to practice law only in the State of California, and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware ("Delaware Law") and the federal law of the United States. As to matters of Delaware Law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. Opinions of counsel licensed to practice law in states or jurisdictions other than the State of California have not been obtained. We call your attention to the fact that the Agreements state that they are governed by the laws of the State of Colorado and that we are not rendering any opinion with respect to Colorado laws. We have not examined the question of what law would govern the interpretation or enforcement of the Agreements and our opinion is based on the assumption that the internal laws of the State of California and federal law would govern the provisions of the Agreements and the transactions contemplated thereby. We note that if the Agreements are not, in fact, legal, valid, binding and enforceable under the laws of the State of Colorado, the Agreements may not be enforced by a California court under applicable conflicts of law principles. We express no opinion with respect to any questions of choice of law, choice of venue or conflict of laws.

      We express no opinion with respect to (i) the availability of equitable remedies, including specific performance, (ii) the enforceability of the Agreement under Section 1670.5 of the California Civil Code.

      Subject to the foregoing, it is our opinion that as of the date hereof.

      1. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted.

      2. The Company has all requisite corporate power to enter into the Agreements, to purchase the Shares and the Tendered Shares, and to carry out and perform its obligations under the terms thereof. The Agreements have been duly authorized by all necessary corporate action on the part of Buyer and have been duly executed and delivered by Buyer. The Agreements are valid and binding obligations of Buyer, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors' rights.

      3. The execution, delivery or performance of the Agreements will not violate any term of Buyer's Certificate of Incorporation or By-Laws; and, to our knowledge, such transactions will not, in any material respect, violate or conflict with or constitute a default under the provisions of any material agreement, judgment, decree or order binding upon the Buyer.

      4. To our knowledge, except as described or disclosed in the Agreements or in exhibits thereto, no action, suit, proceeding or investigation is pending or threatened against Buyer or its properties, which would prevent Buyer from carrying out its obligations under the Agreements.

      5. As of the date of the First Closing, all consents, approvals and authorizations of and filings with any federal or California governmental authority required on the part of Buyer, if any, in connection with the valid execution and delivery of the Agreements or the consummation of the transactions contemplated thereby have been obtained or made, except filings to be made under the HSR Act which filing is required prior to the Second Closing.

      The foregoing opinion is intended solely for your benefit and is not to be made available to or be relied upon by any other person, firm, or entity without our express prior written consent.


                                                Very truly yours,


                                                /s/ Gray Cary Ware & Freidenrich
                                                GRAY CARY WARE & FREIDENRICH,
                                                A Professional Corporation

                                    EXHIBIT A


1. Copies of the Certificate of Incorporation of Buyer as amended to the date hereof.

2. Copies of the By-Laws of Buyer, as amended to the date hereof and as certified to be complete and true by the Secretary of Buyer.

3. The minutes of the meetings of the Board of Directors of Buyer in which the transactions with the Company were authorized.

4. The Agreements and all other agreements referenced therein, including all exhibits thereto.

5. Certificate of Status issued on December 30, 1996, by the Delaware Secretary of State.

6.    Material agreements attached as exhibits to SEC filings of the Buyer.

                        GRANITE CONSTRUCTION INCORPORATED

                             COMPLIANCE CERTIFICATE


      The undersigned, William E. Barton, Vice President and Chief Financial Officer of Granite Construction Incorporated, a Delaware corporation (the "Company"), does hereby certify on behalf of the Company in such capacity as follows:

      1. He is familiar with the terms of the Stock Purchase Agreement between the Company and TIC Holdings, Inc., a Colorado corporation ("TIC") dated December 23, 1996 (the "Agreement") and is familiar with the terms and conditions of the various documents mentioned and described in the Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

      2. As to matters herein set forth, the undersigned has personal knowledge or has obtained information from officers or other employees of the Company and makes this Certificate pursuant to the provisions of subsection 2.5(b)(ii) of the Agreement.

      3. The representations and warranties made by the Company in Section 4 of the Agreement are true and correct hereto as of the First Closing Date with the same force and effect as if the Agreement had been made on the First Closing Date.

      IN WITNESS WHEREOF, the undersigned has signed this certificate on this 30th day of December, 1996.


                                     GRANITE CONSTRUCTION
                                     INCORPORATED



                                     /s/ William E. Barton
                                     ------------------------------------------
                                     William E. Barton
                                     Vice President and Chief Financial Officer

[GRAY CARY WARE FREIDENRICH LETTERHEAD]


                                December 30, 1996

Granite Construction Incorporated
585 West Beach Street
Watsonville, CA 95076

Ladies and Gentlemen:

      This opinion is provided in connection with the Stock Purchase Agreement between Granite Construction Incorporated, a Delaware corporation ("Granite") and TIC Holdings, Inc., a Colorado corporation ("TIC") and in connection with the Cooperation and Rights Agreement (the "Rights Agreement") between Granite and TIC.

      Pursuant to the Stock Purchase Agreement, TIC is issuing and selling to Granite 102,850 shares of TIC's Class A Common Stock and Granite is buying an additional 154,276 shares of TIC's Class A Common Stock directly from TIC shareholders. Pursuant to the Rights Agreement, TIC is granting Granite the right to purchase up to 30% of the total number of outstanding shares of TIC voting stock during each of the five years after the Effective Date of the Rights Agreement as well as the right, for a one-month period commencing on the sixth anniversary of the Effective Date of the Rights Agreement, to acquire additional shares as will enable it to own 51% of TIC voting stock. Additionally, Granite will have a right of first purchase in the event TIC proposes to issue and sell TIC voting stock to third parties. The Rights Agreement further provides that Granite shall not acquire more than 49.9% of the outstanding shares of TIC voting stock during the five-year period following the Effective Date of the Rights Agreement (the "Standstill") except pursuant to its exercise of its right of first purchase pursuant to the Rights Agreement or its purchase of TIC stock pursuant to the terms of the Restated Articles of Incorporation of TIC (the "Restated Articles"). Pursuant to the terms of the Rights Agreement, TIC reserves the right (the "Call Right") to repurchase all or any part of the TIC stock owned by Granite upon the occurrence of certain events (such as a proposed sale of TIC stock by Granite), upon 30 days prior written notice, and during the one-month period commencing three years after the Effective Date of the Rights Agreement. If TIC should exercise its Call Right, Granite's right to purchase 51% of the TIC voting stock will terminate. The Rights Agreement further provides for the irrevocable waiver by TIC and Granite of certain repurchase rights they hold pursuant to the terms of the Restated Articles (the "Waiver").

December 30, 1996
Page Two


      Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Stock Purchase Agreement and Rights Agreement, as appropriate. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

      In our capacity as legal counsel to Granite in connection with the Stock Purchase Agreement and Rights Agreement and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto): (1) the Stock Purchase Agreement; (2) the Rights Agreement; (3) Article VI of the Restated Articles; (4) a certificate from TIC (the "TIC Certificate") that contains representations with respect to the number of shares of TIC stock outstanding, the number of shares held by employees that are subject to a right of first purchase and the number of shares subject to the Waiver; (5) an opinion of counsel from Otten, Johnson, Robinson, Neff & Rogonetti, P.C. to (the "Otten Opinion") to the effect that the Rights Agreement, and in particular the Waiver, is fully enforceable in accordance with its terms, and (6) such other instruments and documents related to the transactions contemplated by the parties as we have deemed necessary or appropriate.

      In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

            1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Date of the Stock Purchase Agreement and the Rights Agreement) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

            2. Granite's purchase of TIC voting stock will be consummated pursuant to the terms of the Stock Purchase Agreement and Rights Agreement and will be effective under the applicable state law.

            3. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement.

            4. Granite shall at no time own, acquire or obtain options to acquire eighty percent (80%) or more of the shares of TIC voting stock.

            5. The Waiver is enforceable according to its terms.

December 30, 1996
Page Three


            6. The Otten Opinion has been delivered and not withdrawn.

            In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

            Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the execution of the Stock Purchase Agreement and the Rights Agreement by Granite and the consummation of the actions contemplated thereunder will not render TIC and Granite members of the same "controlled group of corporations," as that term is defined in Sections 414(b) and 1563 of the Code, provided that Granite does not subsequently acquire or own or obtain an option to acquire eighty percent (80%) or more of the shares of TIC voting stock, regardless of whether such eighty percent (80%) acquisition or ownership by Granite results from the purchase of additional shares of TIC voting stock by Granite or the repurchase or redemption by TIC of shares of its voting stock owned by shareholders other than Granite.

      This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service ("IRS"), the Department of Labor ("DOL") or the courts, and the IRS is not precluded from successfully asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of federal tax laws or in the application or interpretation of the Employee Retirement Income Security Act of 1974, as amended.

      Our opinion in this letter is based solely upon existing federal law and federal regulatory and judicial interpretations thereunder that pertain to controlled group status. We express no opinion as to the enforceability or validity of the Waiver under federal or Colorado state law. We are not admitted to practice law in any state or jurisdictions other than the State of California. Therefore, we are relying solely on the Otten opinion for its interpretation of federal law and the laws, regulations, and rules of the State of Colorado with respect to the enforceability of the Waiver.

      This opinion addresses only the classification of TIC and Granite as members of the same controlled group of corporations under Sections 414(b) and 1563 of the Code. No opinion is expressed as to any other matter or any other transaction (including any transaction undertaken in connection with these agreements) under any foreign, federal, state, or local law.

      No opinion is expressed as to any other matter or to any matter whatsoever if all the terms of the Stock Purchase Agreement and the Rights Agreement are not carried out in accordance

December 30, 1996
Page Four


with the terms of such Agreements and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

      This opinion is intended solely for your benefit and may not be relied upon by any other person or entity, and may not be made available to any other person or entity without our prior written consent.


                                                Very truly yours,



                                                /s/ GRAY CARY WARE & FREIDENRICH
                                                GRAY CARY WARE & FREIDENRICH
                                                A Professional Corporation

                              [GRANITE LETTERHEAD]

FOR IMMEDIATE RELEASE


                   GRANITE TO ACQUIRE MINORITY INTEREST IN TIC
                                    HOLDINGS


WATSONVILLE, CALIFORNIA (December 30, 1996) Granite Construction Incorporated (NASDAQ/NMS:GCCO) announced today that it has reached an agreement to acquire 30% of the outstanding stock of TIC Holdings Inc., a Steamboat Springs, Colo.-based industrial construction company, for approximately $21 million.

According to the terms of the agreement, Granite will acquire 10% of the company this year and make a tender offer to TIC shareholders for an additional 20% of the shares next spring upon completion of TIC's 1996 audited financial statements. The Watsonville, Calif.-based heavy civil contractor plans to finance the transaction through its existing credit lines.

TIC, founded in 1974, operates both nationally and internationally. The company has annual revenues of approximately $500 million. By market sector, 59% of its 1995 revenue came from industrial/petrochemical projects, 23% from power-related projects, 16% from water/sewer/wastewater projects and the remaining 2% derived from transportation-related work. The company employs over 4,000 worldwide.

Granite President and Chief Executive Officer David H. Watts said "our investment in TIC gives us a strong foothold in the growing industrial process marketplace, provides a broader diversification of our core business and is expected to provide joint venture opportunities for our existing operations via a strategic alliance with TIC."

TIC Chairman, President and Chief Executive Officer R.W. McKenzie added that "Granite's investment in TIC Holdings provides us with more flexibility to expand our industrial construction capabilities in targeted areas such as engineer-procure-construct, design-build and international."

Granite is the third largest heavy civil contractor in the U.S. The company is also a large producer of sand, gravel, asphalt and other construction materials. The company has offices in California, Arizona, Nevada, Utah, Texas and Georgia.

TIC is one of the leading merit shop, general heavy industrial contractors in the U.S. The company is ranked in the Top 20 in both the industrial and power marketplaces by Engineering News-Record magazine. TIC self-performs all major disciplines including civil, structural steel erection, heavy mechanical, process piping and electrical/instrumentation. TIC has offices in Colorado, Georgia, California, Texas, Louisiana, Kansas, Nevada, Oregon and Wyoming.

                               TIC Holdings, Inc.,
                             a Colorado Corporation

                               CLOSING CERTIFICATE


      TIC HOLDINGS, INC., a Colorado corporation (the "Company"), pursuant to
Section 2.5(a)(iii) of that certain Stock Purchase Agreement between the Company and Granite Construction Incorporated dated December 23, 1996 (the "Stock Purchase Agreement"), does hereby certify that as of the date hereof, and subject to the terms of the Stock Purchase Agreement, all of the representations and warranties of the Company contained in the Stock Purchase Agreement are accurate in all Material respects. In addition, the Company has performed and/or complied with all covenants and or obligations required to be performed or complied with by the Company prior to the First Closing as of the date hereof. Furthermore, all conditions required to be satisfied by the Company prior to the First Closing pursuant to the terms of Section 7 of the Stock Purchase Agreement have been satisfied as of the date hereof.

      IN WITNESS WHEREOF, the undersigned have executed this Closing Certificate as of this 30th day of December, 1996.



                                     TIC HOLDINGS, INC.,
                                     a Colorado Corporation






                                     By:   /s/ MICHAEL A. ROSS
                                           --------------------------------
                                           Michael A. Ross
                                           Vice President & General Counsel

Number                                                                   Shares
 1736                                                                   102,050

              INCORPORATED UNDER THE LAWS OF THE STATE OF COLORADO

                               TIC HOLDINGS, INC.

           2,500,000 Class A common shares $.10 par value authorized
             500,000 Class B common shares $.10 par value authorized 2,000,000 Preferred $1.00 par value authorized

Transfer of shares represented                            Class A common shares
by this certificate is restricted
as stated on the reverse
side hereof.

THIS CERTIFIES THAT Granite Construction Incorporated is the owner of One Hundred Two Thousand Eight Hundred Fifth and no/100 fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

Dated December 30, 1996

The corporation will furnish to any shareholder upon request and without charge a full statement of the designations, preferences, limitations and rights of the shares of each class authorized to be issued and the variations in the relative rights and preferences between the shares of each such series, so far as the same have been fixed and determined, and the authority of the board of directors to fix and determine the relative rights and preferences of subsequent series.

The securities represented by this certificate are subject to certain voting restrictions, rights of repurchase and rights of first refusal set forth in the Corporation's Third Restated Articles of Incorporation and a Cooperation and Rights Agreement among the Corporation, the holder hereof and certain other shareholders of the Company. Copies of the articles and such agreement are on file at the principal offices of the Corporation.

The securities represented by this certificate have not been registered under the securities act of 1933, as amended (the "Act") or registered or qualified under any applicable state securities laws and are "Restricted Securities" as defined in Rule 144 promulgated under the Act. The securities may not be sold or offered for sale or otherwise distributed except (i) in conjunction with an effective registration statement for the shares under the Act or (ii) in compliance with rule 144, or (iii) pursuant to an opinion of counsel satisfactory to the Corporation that such registration or compliance is not required as to said sale, offer or distribution.

To the extent that California Securities Laws are applicable: "It is unlawful to consummate a sale or transfer of this security, or any interest therein, or to receive any consideration therefor, without the prior written consent of the commissioner of corporations of the State of California, except as permitted in the commissioners rules."








The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written in full according to applicable laws or regulations. Additional abbreviations may also he used though not in the list.

TEN COM           - as tenants in common

UNIF GIFT MIN ACT - Custodian - (Minor) under Uniform Gifts to Minors
                    Act - (State)

TEN ENT           - as tenants by the entireties

JT TEN            - as joint tenants with right of survivorship and not as
                     tenants in common


For value received, the undersigned hereby sells, assigns and transfers unto

--------------------------------------------------------------------------------

     PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNED

--------------------------------------------------------------------------------

             PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE

                                                                          Shares
represented by the within Certificate, and hereby irrevocably constitutes and appoints
         -----------------------------------------------------------------------

Attorney to transfer the said shares on the books of the within-named Corporation with full power of substitution in the premises.
Dated,
      -----------------------
            In presence of                            --------------------------

-----------------------------
[NOTICE PARAGRAPH NOT SHOWN]

[TIC COMPANY LETTERHEAD]



December 30, 1996



Granite Construction Incorporated
P.O. Box 50085
Watsonville, CA 95077

Ladies and Gentlemen:

I am in-house legal counsel to TIC Holdings, Inc., a Colorado corporation ("TIC"). This opinion is delivered to you at the request of TIC pursuant to paragraph 7.5(a) of that certain Stock Purchase Agreement dated December 23, 1996 (the "Agreement") by and between TIC and Granite Construction Incorporated, a Delaware corporation ("Buyer"). Unless otherwise defined herein, terms defined in the Agreement are used herein as therein defined.

In connection with this opinion, I have examined the Agreement and all schedules and exhibits thereto, and that certain Cooperation and Rights Agreement by and among TIC, Buyer, and certain shareholders of TIC (the "Rights Agreement"), and such other records of TIC, certificates and other documents, as I have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

This opinion is rendered only with respect to Colorado law and applicable federal law.

Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the opinion that:

      (1) The Agreement and the Rights Agreement have been duly executed and delivered by TIC; and

      (2) As of December 30, 1996, the authorized capital stock of the Company consists of 2,000,000 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding, 2,500,000 shares of Class A Common Stock, par value of $.10 per share, of which 770,771 shares are issued and outstanding (not counting the Granite Shares), and 500,000 Shares of Class B Common Stock, par value of $.10 per share, none of which are issued and outstanding. All such issued and outstanding shares have been duly authorized and are validly issued, fully paid and nonassessable. To the best of my knowledge, except as described in the Disclosure Letter, there are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

Granite Construction Incorporated
Page Two
December 30, 1996


The opinion set forth herein is as of the date hereof and I disclaim any undertaking or obligation to advise Buyer of changes which may hereafter be brought to my attention.

This opinion has been prepared solely for the use of Buyer and may not be quoted in whole or in part or otherwise referred to in any financial statement, or filed with or furnished to any governmental agency or other party, without my prior written consent. Notwithstanding the foregoing, the law firm of Otten, Johnson, Robinson, Neff & Ragonetti, P.C. is hereby expressly authorized to rely upon this opinion in giving their opinions in connection with the Agreement and the Rights Agreement.

Very truly yours,


/s/ MICHAEL A. ROSS

Michael A. Ross
General Counsel



MAR:an

[TIC LOGO]

          [OTTEN, JOHNSON, ROBINSON, NEFF & RAGONETTI, P.C LETTERHEAD]


                                December 30, 1996


Granite Construction Incorporated
P.O. Box 50085
Watsonville, California 95077


Ladies and Gentlemen:


         We have acted as special counsel to TIC Holdings, Inc., a Colorado corporation (the "Company") in connection with that certain Stock Purchase Agreement dated December 23, 1996 (the "Agreement"), by and between the Company and Granite Construction Incorporated, a Delaware corporation ("Buyer"). This opinion letter is provided to you at the request of the Company pursuant to
Section 7.5(a) of the Agreement. Except as otherwise indicated herein, capitalized terms used herein are defined as set forth in the Agreement.

         As special counsel for the Company in connection with this opinion letter, we have examined the following documents:

         1.       The Agreement.

         2. That certain Cooperation and Rights Agreement by and among the Company, Buyer and certain shareholders of the Company dated December 23, 1996 (the "Rights Agreement").

         3. The Articles of Incorporation of the Company, and all amendments thereto which have been duly filed with the Colorado Secretary of State and the bylaws of the Company, as amended to date (the "Organization Documents").

We have also examined such corporate records and other documents and have made such examination of law as we have deemed necessary in connection with this opinion letter.

         In rendering this opinion letter, as to questions of fact material to this opinion letter we have relied, to the extent we have deemed such reliance appropriate, without investigation, on certificates and other communications from public officials and others and from directors, officers and employees of the Company and on representations of the Company set forth in the Agreement.

Granite Construction Incorporated
December 30, 1996
Page 2


         Wherever we indicate that our opinion with respect to the existance or absence of facts is based on our knowledge, our opinion is based solely on the current actual knowledge of the attorneys in this firm who are representing the Company in connection with the transactions contemplated by the Agreement (collectively, the "Contemplated Transactions"), and we have conducted no special investigation of factual matters in connection with this opinion letter. With respect to opinions which are qualified by reference to materiality, we have relied upon the opinions of officers and representatives of the Company.

         In connection with this opinion letter, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have further assumed that:

                  (i)      Granite has legal existence;

                 (ii) The Contemplated Transactions have been duly authorized by all necessary corporate or other action on the part of Granite;

                (iii)      All of Granite's representations contained in Section
                           4.3 of the Agreement are true and correct;

                 (iv) Persons acting on behalf of Granite were duly authorized so to act;

                  (v) Granite has complied with all legal requirements applicable to it that affect the Contemplated Transactions;

                 (vi) The Agreement and the Rights Agreement have been duly executed and delivered by Granite;

                (vii) There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; and

               (viii) The Contemplated Transactions comply with any test of good faith or fairness required by law.


         Based upon and subject to the foregoing and subject to the qualifications and exceptions hereinafter set forth, it is our opinion that:

Granite Construction Incorporated
December 30, 1996
Page 3

         (1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

         (2) The Company has corporate power and authority to enter into the Agreement and the Rights Agreement and to perform its obligations thereunder. The execution and delivery of the Agreement and the Rights Agreement and the consummation of the Contemplated Transactions have been duly authorised by all necessary corporate action on the part of the Company.

         (3) Based upon the legal opinion of Michael A. Ross of even date herewith, a copy of which is attached hereto as Exhibit A (the "Ross Opinion"), opining that the Agreement and the Rights Agreement have been duly executed by the Company, such agreements constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms. The provisions set forth in Sections 1.5 and
                  1.6 in the Rights Agreement are valid and binding against the Company and Granite and are fully enforceable in accordance with their terms.

         (4) The execution and delivery by the Company of the Agreement and the Rights Agreement and the performance of the Company's obligations under such documents, do not violate applicable provisions of statutory law or regulation, subject to compliance with those filing and consent requirements set forth in paragraph (7) below.

         (5) The execution and delivery of the Agreement and the Rights Agreement and the performance of any of the Contemplated Transactions by the Company will not violate any provision of its Organization Documents, or to our knowledge, based solely on inquiry of officers of the Company, any covenant, indenture or agreement binding upon or affecting the Company or its property or assets, except that under the Company's primary loan facility, the Company will be required to obtain the consent of the lenders prior to granting any security interest in its assets, if and when required by Section 6.1 of the Rights Agreement.

Granite Construction Incorporated
December 30, 1996
Page 3


         (6) The Shares, when issued in compliance with the provisions of the Agreement, including, but not limited to, payment of the Purchase Price by Granite, will be duly authorized, validly issued, fully paid and nonassessable. Except as described in the Agreement (and the Disclosure Letter delivered pursuant thereto) and in the Organisation Documents, the issuance of the Shares is not subject to any preemptive rights or, to our knowledge, rights of first refusal created by the Company.

         (7) To our knowledge, the Company has obtained all Consents required to be obtained from any person in connection with the execution and delivery of the Agreement or the Rights Agreement or the consummation performance of nay of the Contemplated Transactions, except for (i) the Notification and Report Form which is required to be filed with the Federal Trade Commission and the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, and (ii) the Consent of the Company's primary lenders described in paragraph (5) above; and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a material adverse effect on the Company.

         (8) Except as disclosed in the Disclosure Letter, to our knowledge, there is no action, arbitration, hearing, litigation or suit involving any Governmental Authority pending or threatened against the Company, nor is there any Order outstanding against the Company, that, individually or in the aggregate, would reasonably be expected to be Material to the Company.

         (9) Based solely upon the Ross Opinion (i) the authorized capital stock of the Company consists of 2,000,00 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding, 2,500,000 shares of Class A Common Stock, par value of $.10 per share, of which 770,771 shares are issued and outstanding, and 500,000 shares of Class B Common Stock, par value $.10 per share, none of which are issued and

Granite Construction Incorporated
December 30, 1996
Page 5


                  outstanding; (ii) all such issued and outstanding shares have been duly authorized and are validly issued, fully paid and nonassessable; and (iii) except as described in the Disclosure Letter, there are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

         We express no opinion to the enforceability of any provisions of the Agreement or Rights Agreement: (i) that provide that any waivers or amendments may only be in writing; (ii) which purport to assign or in any way delegate the fiduciary obligations of members of the board of directors of the Company; (iii) contained in Section 5 of the Rights Agreement; (iv) which requires the Company to redeem or repurchase capital stock of the Company at a time in which the Company has inadequate liquidity and/or assets as prescribed by C.R.S. Section 7-106-401; or (v) as such agreements may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors' rights. In addition, Section 4 of the Rights Agreement, which requires that certain actions be approved by at lease one of the directors designated by Granite, may not be enforceable based upon C.R.S. Section 7-108-205 which requires that increased voting requirements be set forth in the bylaws of the Company. However, the Company has amended its bylaws to require that at least 73% of the directors in office approve those actions set forth in Section 4 of the Rights Agreement, therefore, so long as, Granite designates at lease 30% of the total directors in office, at least one of the directors designated by Granite will have to vote in favor of such action in order for the board of directors of the Company to approve such action, therefore the intended affect of Section 4 should be achieved.

         Our opinions expressed above are limited to the laws of the State of Colorado and the laws of the United States of America, and we do not express any opinion herein concerning any other state laws or any ordinances, administrative decisions, rules or regulations of any county, town, municipality or special political subdivision (whether created or enabled through legislative action at the federal, state or regional level). This opinion letter is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention. This opinion letter is solely for the information of the addressee hereof and is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or any other person, without our prior written consent. No one other than the addressee hereof is entitled to rely on this opinion

Granite Construction Incorporated
December 30, 1996
Page 6


letter. This opinion letter is rendered solely for purposed of the Contemplated Transactions and should not be relied upon for any other purpose.


                            Very truly yours,


                            /s/ OTTER, JOHNSON, ROBINSON, NEFF & RAGONETTE, P.C.
                            ----------------------------------------------------
                            Otter, Johnson, Robinson, Neff & Ragonette, P.C.

                                    EXHIBIT A

[TIC LETTERHEAD]



December 30, 1996



Granite Construction Incorporated
P.O. Box 50085
Watsonville, CA 95077


Ladies and Gentleman:


I am in-house legal counsel to TIC Holdings Inc., Colorado corporation ("TIC"). This opinion is delivered to you at the request of TIC pursuant to paragraph 7.5(a) of that certain Stock Purchase Agreement dated December 23, 1996 (the "Agreement") by and between TIC and Granite Construction Incorporated, a Delaware corporation ("Buyer"). Unless otherwise defined herein, terms defined in the Agreement are used herein as therein defined.

In connection with this opinion. I have examined the Agreement and all schedules and exhibits thereto, and that certain Cooperation and Rights Agreement by and among TIC, Buyer, and certain shareholders of TIC (the "Rights Agreement"), and such other records of TIC, certificates and other documents, as I have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

This opinion is rendered only with respect to Colorado law and applicable federal law.

Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the opinion that:

         (1) The Agreement and the Rights Agreement have been duly executed and delivered by TIC; and

         (2) As of December 30, 1996, the authorized capital stock of the Company consists of 2,000,000 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding 2,500,000 shares of Class A Common Stock, per value of $.10 per share, of which 770,771 shares are issued and outstanding (not counting the Granite Shares), and 500,000 Shares of Class B Common Stock, per value of $.10 per share, none of which are issued and outstanding. All such issued and outstanding shares have been duly authorised and are validly issued, fully paid and nonassessable. To the best of my knowledge, except as described in the Disclosure Letter, there are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

Granite Construction Incorporated
Page Two
December 30, 1996

The opinion act forth herein is as of the date hereof and I disclaim any undertaking or obligation to advice Buyer of changes which may hereafter be brought to my attention.

This opinion has been prepared solely for the use of Buyer and may not be quoted in whole or in part or otherwise referred to in any financial statement, or filed with or furnished to any governmental agency or other party, without my prior written consent. Notwithstanding the foregoing, the law firm of Otten, Johnson, Robinson, Neff & Regonetti, P.C. is hereby expressly authorised to rely upon this opinion in giving their opinions in connection with the Agreement and the Rights Agreement.

Very truly yours,

/s/ MICHAEL A. ROSS


Michael A. Ross
General Counsel

MAR:an




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